Exhibit 10(c)(xv)

LEASE

BY AND BETWEEN

SHORELINE PARK, LLC,
a Delaware limited liability company
as Landlord

and

AMERICAN SCIENCE AND ENGINEERING, INC.,
as Tenant

For Premises located at

1383 Shorebird Way,
Mountain View, California

LEASE

This Lease is dated as of the lease reference date specified in Section A of the Summary of Basic Lease Terms and is made by and between the party identified as Landlord in Section B of the Summary and the party identified as Tenant in Section C of the Summary.

SUMMARY OF BASIC LEASE TERMS

SECTION (LEASE REFERENCE)	TERMS
A. (Introduction)	Lease Reference Date:	June 24, 2003

B. (Introduction)	Landlord:	Shoreline Park, LLC a Delaware limited liability company

C. (Introduction)	Tenant:	American Science and Engineering, Inc. a Massachusetts corporation

D. (§ 1.20)	Premises:	That area consisting of approximately 24,733 square feet of gross leasable area the address of which is 1383 Shorebird Way, Mountain View, California, and which is located within the Building.

E. (§1.21)	Project:	The land, Building and improvements shown on Exhibit A.

F. (§ 1.7)	Building:

The building in which the Premises are located having an address of 1383 Shorebird Way, Mountain View, California, and containing approximately 24,733 square feet of gross leasable area and shown on Exhibit A.  The gross leasable area of the Premises and Building referred to above shall be deemed the actual gross leasable area in the Premises and Building.

G. (§ 1.28)	Tenant’s Share:	100% of the Building

H. (§4.5)	Tenant’s Allocated Parking Stalls:	77 parking spaces (based on the ratio of 3.14 parking spaces for each 1,000 square feet of gross leasable space in the Premises).

I. (§ 1.24)	Scheduled Commencement Date: October 1, 2003.

J. (§ 1.17)	Initial Term:	84 calendar months (plus the partial month following the Commencement Date if such date is not the first day of a month).

K. (§ 3.1)	Base Monthly Rent:	Months	Monthly Amount
		1 – 12	$14,839.80 (i.e., $0.60 per sq. foot)
		13 – 24	$22,259.70 (i.e., $0.90 per sq. foot)
		25 – 36	$25,969.65 (i.e., $1.05 per sq. foot)
		37 – 48	$28,442.95 (i.e., $1.15 per sq. foot)
		49 – 60	$30,916.25 (i.e., $1.25 per sq. foot)
		61 – 72	$33,389.55 (i.e., $1.35 per sq. foot)
		73 – 84	$35,862.85 (i.e., $1.45 per sq. foot)

L. (§ 3.3)	Prepaid Rent:	$28,079.99 representing $14,839.80 for Base Monthly Rent and $13,240.19 for Tenant’s Share of Common Operating Expenses.

M. (§ 3.5)	Security Deposit: $35,863.00

N. (§ 4.1)	Permitted Use: General office, research & development and light manufacturing.

O. (§ 5.2)	Permitted Tenant’s Alterations limit: $25,000.00

P. (§9.1)	Tenant’s Liability Insurance Minimum: $3,000,000.00

Q. (§ 1.3)	Landlord’s Address:	Divco West Group, LLC 100 Park Center Plaza, Suite 425 San Jose, California 95113 Attn: Property Manager

	With a copy to:	Divco West Group, LLC 150 Almaden Blvd., Suite 700 San Jose, CA 95113 Attn.: Asset Manager

R. (§ 1.3)	Tenant’s Address:	American Science and Engineering, Inc. 819 Middlesex Turnpike Billerica, MA 01821 Attn.: General Counsel

	With a copy to:	Ropes & Gray One International Place Boston, MA 02110 Attn.: David B. Walek, Esquire

S. (§15.13)	Retained Real Estate Brokers: Colliers International representing Landlord and Wayne Mascia Associates representing Tenant.

T. (§ 1.16)	Lease:	This Lease includes the summary of the Basic Lease Terms, the Lease, and the following exhibits and addenda:

Exhibit A - Project Site Plan and Outline of the Premises Exhibit B - Work Letter for Tenant Improvements Exhibit C - Acceptance Agreement Exhibit D - Hazardous Material Certificate

The foregoing Summary is hereby incorporated into and made a part of this Lease.  Each reference in this Lease to any term of the Summary shall mean the respective information set forth above and shall be construed to incorporate all of the terms provided under the particular paragraph pertaining to such information.  In the event of any conflict between the Summary and the Lease, the Summary shall control.

ARTICLE 1 DEFINITIONS

1.1                                 General:  Any initially capitalized term that is given a special meaning by this Article 1, the Summary, or by any other provision of this Lease (including the exhibits attached hereto) shall have such meaning when used in this Lease or any addendum or amendment hereto unless otherwise clearly indicated by the context.

1.2                                 Additional Rent:  The term “Additional Rent” is defined in Section 3.2.

1.3                                 Address for Notices:  The term “Address for Notices” means the addresses set forth in Sections Q and R of the Summary, as they may be changed from time to time pursuant to Section 15.8 below.

1.4                                 Agents:  The term “Agents” means the following: (i) with respect to Landlord, the employees, contractors and agents of Landlord; and (ii) with respect to Tenant, the employees, contractors and agents of Tenant and Tenant’s subtenants, but in any event Tenant’s Agents shall not include any of Landlord’s Agents.

1.5                                 Agreed Interest Rate:  The term “Agreed Interest Rate” means that interest rate determined as of the time it is to be applied that is equal to the lesser of (i) 5% in excess of the discount rate established by the Federal Reserve Bank of San Francisco as it may be adjusted from time to time, or (ii) the maximum interest rate permitted by Law.

1.6                                 Base Monthly Rent:  The term “Base Monthly Rent” means the fixed monthly rent payable by Tenant pursuant to Section 3.1 which is specified in Section K of the Summary.

1.7                                 Building:  The term “Building” means the building in which the Premises are located which Building is identified in Section F of the Summary.

1.8                                 Commencement Date:  The term “Commencement Date” is the date the Lease Term commences, which term is defined in Section 2.2.

1.9                                 Common Area:  The term “Common Area” means all areas and facilities within the Project that are not designated by Landlord for the exclusive use of Tenant or any other lessee or other occupant of the Project, including the parking areas, access and perimeter roads, pedestrian sidewalks, landscaped areas, trash enclosures, recreation areas and the like.  The Common Area shall include all areas of the Project reasonably necessary for access to the Premises.

1.10                           Common Operating Expenses:  The term “Common Operating Expenses” is defined in Section 8.2.

1.11                           Effective Date:  The term “Effective Date” means the date the last signatory to this Lease whose execution is required to make it binding on the parties hereto shall have executed this Lease.

1.12                           Event of Tenant’s Default:  The term “Event of Tenant’s Default” is defined in Section 13.1.

1.13                           Hazardous Materials:  The terms “Hazardous Materials” and “Hazardous Materials Laws” are defined in Section 7.2F.

1.14                           Insured and Uninsured Peril:  The terms “Insured Peril” and “Uninsured Peril” are defined in Section 11.2E.

1.15                           Law:  The term “Law” means any judicial decision, statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any municipal, county, state, federal or other government agency or authority having jurisdiction over the parties to this Lease or the Premises, or both, in effect either at the Effective Date or any time during the Lease Term, including, without limitation, any Hazardous Material Law (as defined in Section 7.2F) and the Americans with Disabilities Act, 42 U.S.C. §§ 12101 et. seq. and any rules, regulations, restrictions, guidelines, requirements or publications promulgated or published pursuant thereto.

1.16                           Lease:  The term “Lease” means the Summary and all elements of this Lease identified in Section T of the Summary, all of which are attached hereto and incorporated herein by this reference.

1.17                           Lease Term:  The term “Lease Term” or “Term” means the Initial Term (which shall commence on the Commencement Date and continue for the period specified in Section J of the Summary) together with any duly exercised Extension Term as provided in Section 2.6.

1.18                           Lender:  The term “Lender” means any beneficiary, mortgagee, secured party, lessor, or other holder of any Security Instrument.

1.19                           Permitted Use:  The term “Permitted Use” means the use specified in Section N of the Summary.

1.20                           Premises:  The term “Premises” means that building area described in Section D of the Summary that is within the Building.

1.21                           Project:  The term “Project” means that real property and the improvements thereon which are specified in Section E of the Summary.  Landlord reserves the right, in its sole and absolute discretion, to include such other buildings in the Project, to sell, transfer, assign or otherwise dispose of any building or parcel in the Project and elect to remove such building and/or parcel from the Project.

1.22                           Private Restrictions:  The term “Private Restrictions” means all recorded covenants, conditions and restrictions, private agreements, reciprocal easement agreements, and any other recorded instruments affecting the use of the Premises which (i) exist as of the Effective Date, copies of which have been delivered to Tenant prior to the Effective Date, or (ii) are recorded after the Effective Date, but any recorded after the Effective Date will be subject to the reasonable approval of Tenant to the extent such instruments will have a material effect on Tenant’s use and occupancy of the Premises under this Lease.

1.23                           Real Property Taxes:  The term “Real Property Taxes” is defined in Section 8.3.

1.24                           Scheduled Commencement Date:  The term “Scheduled Commencement Date” means the date specified in Section I of the Summary.

1.25                           Security Instrument:  The term “Security Instrument” means any underlying lease, mortgage or deed of trust which now or at any time during the Term affects the Project, and any renewal, modification, consolidation, replacement or extension thereof.

1.26                           Summary:  The term “Summary” means the Summary of Basic Lease Terms executed by Landlord and Tenant that is part of this Lease.

1.27                           Tenant’s Alterations:  The term “Tenant’s Alterations” or “Tenant’s Alteration” or “Tenant Alteration” means all improvements, additions, alterations, and fixtures installed in the Premises by Tenant.

1.28                           Tenant’s Share: The term “Tenant’s Share” means the percentage obtained by dividing Tenant’s gross leasable area in the Premises (as set forth D of the Summary) by the gross leaseable area in the Building, which as of the Effective Date is the percentage identified in Section G of the Summary.

1.29                           Trade Fixtures:  The term “Trade Fixtures” means (i) Tenant’s inventory, furniture, signs, and business equipment, and (ii) anything affixed to the Premises by Tenant at its expense for purposes of trade, manufacture, ornament or domestic use (except replacement of similar work or material originally installed by Landlord) which can be removed without material injury to the Premises unless such thing has, by the manner in which it is affixed, become an integral part of the Premises.

ARTICLE 2 DEMISE, CONSTRUCTION, AND ACCEPTANCE

2.1                                 Demise of Premises:  Landlord hereby leases to Tenant, and Tenant leases from Landlord, for the Lease Term upon the terms and conditions of this Lease, the Premises together with (i) the non-exclusive right to use the number of Tenant’s Allocated Parking Stalls within the Common Area (subject to the limitations set forth in Section 4.5), and (ii) the non-exclusive right to use the Common Area for ingress to and egress from the Premises.  Landlord reserves the use of the exterior walls, the roof and the area beneath and above the Premises, together with the right to maintain, use, and, in locations which will not materially interfere with Tenant’s use of the Premises, replace the currently-existing ducts, wires, conduits and pipes leading through the Premises.

2.2                                 Commencement Date:  The “Commencement Date” will be the earlier of (i) the date Landlord delivers possession of the Premises to Tenant in the condition required hereunder after the “Tenant Improvements” have been “Substantially Completed” (as such terms are defined in Exhibit B attached hereto), or (ii) the date Tenant occupies the Premises for the operation of its business.  The Lease term starts on the Commencement Date.  The Scheduled Commencement Date is only an estimate of the date the parties anticipate the Tenant Improvements will be Substantially Completed.

2.3                                 Construction of Improvements:  Prior to the Commencement Date, Landlord shall construct the Tenant Improvements in accordance with the terms of Exhibit B.

2.4                                 Delivery and Acceptance of Possession:  Landlord shall deliver the Premises to Tenant in broom clean, weathertight condition, free of all persons and personal property (other than the Cubicles (hereinafter defined)), in compliance with all applicable Laws (including any work or improvements required for the Tenant Improvements (as provided in Exhibit B), but excluding the installation of any Trade Fixtures by Tenant) and with all building systems (including without limitation all plumbing, HVAC, sewage and electrical systems) and building facilities (including without limitation wiring and conduits, gas lines (if any), water pipes, and plumbing and sewage facilities) in good working order, condition and repair.  If Landlord is unable to deliver possession of the Premises to Tenant in such condition with the Tenant Improvements Substantially Completed on or before the Scheduled Commencement Date for any reason whatsoever, then this Lease shall not be void or voidable except as provided in this Section 2.4, and Landlord shall not be liable to Tenant for any loss or damage resulting therefrom.  To the extent any delay in Substantially Completing the Tenant Improvements or in delivering possession to Tenant is due to any Tenant Delay (as defined in Exhibit B) or otherwise due to the acts or, where there is a duty to act at law or under this Lease, the omissions of Tenant or its employees, agents or contractors (including without limitation the failure to timely deliver plans, insurance certificates or other items as required by this Lease), then the Commencement Date shall be deemed to be the date the Commencement Date would have occurred but for any such delay by Tenant. Notwithstanding the foregoing, if Landlord does not deliver possession of the Premises to Tenant in the condition required hereunder within 90 days after the Scheduled Commencement Date, then Tenant (if the delay was not due to a Force Majeure Delay, Tenant Delay or otherwise due to the acts or, where there is a duty to act at law or under this Lease, the omissions of Tenant or its employees, agents or contractors as    provided above) shall have the right as its sole and exclusive remedy to terminate this Lease upon written notice to Landlord within ten 10 days after the earlier of (i) notice from Landlord that there will be a delay beyond said time period, or (ii) after the end of said time period.  Provided the Premises are delivered  in the condition required hereunder, Tenant shall accept possession and enter into good faith occupancy of the entire Premises when delivery is offered by Landlord.

Tenant acknowledges that it has had an opportunity to conduct, and has conducted, such inspections of the Premises as it deems necessary to evaluate its condition.  Except as otherwise specifically provided herein, and provided that Landlord delivers the Premises to Tenant in the condition required hereunder, Tenant agrees to accept possession of the Premises in its then existing condition, “AS IS”.  Within ten (10) business days after Tenant’s actual knowledge of any latent defect, Tenant shall send written to Landlord setting forth in reasonable detail the nature of such latent defect.  Provided such notice is received by Landlord on or before the first (1st) anniversary of the Commencement Date, Landlord shall, without cost to Tenant, within a reasonable period of time after receipt of such notice, commence to correct such latent defect, and shall diligently pursue the same to completion.  Subject to the foregoing, Tenant’s taking possession of any part of the Premises shall be deemed to be an acceptance by Tenant of any work or improvement done by Landlord in such part as Substantially Complete and in accordance with the terms of this Lease except for (a) defects of which Tenant has given Landlord written notice within thirty (30) days after Tenant takes possession, and (b) punch list items.  Within fifteen (15) days after Landlord delivers possession of the Premises to Tenant in the condition required hereunder, Landlord shall prepare and Landlord and Tenant shall together execute an acceptance agreement in the form attached as Exhibit C, appropriately completed.  The failure of Tenant to execute such agreement or the failure of Landlord to request such agreement within such fifteen (15) day period shall not delay or extend the Commencement Date nor shall Tenant’s obligation to pay Base Monthly Rent and Additional Rent be excused or delayed because of Tenant’s failure to execute such acceptance agreement within such fifteen (15) day period.

2.5                                 Early Occupancy:  If Tenant enters or permits its contractors to enter the Premises prior to the Commencement Date with the written permission of Landlord (which permission shall not be unreasonably withheld, conditioned or delayed), it shall do so upon all of the terms of this Lease (including its obligations regarding indemnity and insurance) except those regarding the obligation to pay rent (as defined in Section 3.3 below), which shall commence on the Commencement Date.

2.6                                 Extension Term:  Tenant shall have one (1) option to extend the Initial Term of the Lease for a period of five (5) years (the period shall be referred to as the “Extension Term”) by giving written notice of exercise of such option (“Extension Option Notice”) at least one hundred eighty (180) days, but not more than three hundred sixty-five (365) days, prior to the expiration of the Initial Term.  The Extension Term shall commence, if at all, immediately following the expiration of the Initial Term of the Lease.  If Tenant is in default (after notice and the expirations of the applicable cure period) under any term or provision of the Lease on the date of giving an Extension Option Notice, or if Tenant is in default (after notice and the expiration of the applicable cure period) under any term or provision of the Lease on the date of the Extension Term is to commence, the Extension Term at the option of Landlord shall not commence and the Lease shall expire at the end of Initial Term.  The Extension Term shall be upon all of the terms and provisions of the Lease, except that (a) the Base Monthly Rent  during such Extension Term shall be one hundred percent (100%) of the then Fair Market Rent, (b) any work, improvements, allowances (including without limitation, Landlord’s Allowance as defined in Exhibit B) or concession will not apply, and (c) Tenant shall not have any option or right to extend the Term beyond the Extension Term.  The foregoing option to extend is personal to the original Tenant signing the Lease and a transferee under a Permitted Transfer (as defined in Section 14.1F), but not be assigned or transferred to or exercised by any other assignee, sublessee or transferee under a Transfer.

A.                                   Fair Market Rent. The term “Fair Market Rent” for purposes of determining Base Monthly Rent during the Extension Term shall mean the base monthly rent generally applicable to similar leases in like buildings for space of comparable size, age, quality of the Premises in the Mountain View, Sunnyvale and Santa Clara, California area projected as of the first day of the Extension Term by giving due consideration for the quality of the Building and improvements therein (including the quality of the then existing improvements in the Premises, including the Tenant Improvements, but not Tenant’s Trade Fixtures), for a term comparable to the Extension Term at the time the commencement of the Extension Term is scheduled to commence, without any deduction for amortization or cost of tenant improvements or commissions whether or not incurred by Landlord, and otherwise subject to the terms and conditions of this Lease that will be applicable during the Extension Term.

B.                                     Procedure to Determine Fair Market Rent.  Within thirty (30) days of Extension Option Notice, Landlord shall notify Tenant in writing of Landlord’s determination of the Fair Market Rent (“Landlord’s FMR”).  Within thirty (30) days after receipt of such written notice of Landlord’s FMR, Tenant shall have the right either to: (i) elect to cancel the Extension Option Notice for the Extension Term, (ii) accept Landlord’s FMR or (iii) elect to have the Fair Market Rent determined in accordance with the appraisal procedure set forth below.  The failure of Tenant to provide written notice of its election under the preceding sentence shall be deemed an acceptance of Landlord’s FMR.  The election (or deemed election ) by Tenant under this section shall be non-revocable and binding on the parties.

C.                                     Appraisers.  If Tenant has elected to have the Fair Market Rent determined by an appraisal, then within ten (10) days after receipt of Tenant’s written notice of such an election, each party, by giving written notice to the other party, shall appoint an appraiser to render a written opinion of the Fair Market Rent for the Extension Term.  Each appraiser must be a member of the Appraisal Institute of America (MAI) for at least five years and with at least five years experience in the appraisal of rental rates of office buildings in the area in which the Building is located and otherwise unaffiliated with either Landlord or Tenant.  The two appraisers shall render their written opinion of the Fair Market Rent for the Extension Term to Landlord and Tenant within thirty (30) days after the appointment of the second appraiser.  If the Fair Market Rent of each appraiser is within five percent (5%) of each other, then the average of the two appraisals of Fair Market Rent shall be the Base Monthly Rent for the Extension Term.  If one party does not appoint its appraiser as provided above, then the one appointed shall determine the Fair Market Rent.  The Fair Market Rent so determined under this section shall be binding on Landlord and Tenant.

D.                                    Third Appraiser.  If the Fair Market Rent determined by the appraisers is more than five percent (5%) apart, then the two appraisers shall pick a third appraiser within ten (10) days after the two appraisers have rendered their opinions of Fair Market Rent as provided above.  If the two appraisers are unable to agree on the third appraiser within said ten (10) day period, Landlord and Tenant shall mutually agree on the third appraiser within ten (10) days thereafter and if the parties fail to agree within said time period, then at the request of either Landlord or Tenant, such third appraiser shall be promptly appointed by the then Presiding Judge of the Superior Court of the State of California for the County where the Premises are located..  The third appraiser shall be a person who has not previously acted in any capacity for either party and must meet the qualifications stated above.

E.                                      Impartial Appraisal.  Within thirty (30) days after its appointment, the third appraiser shall render its written opinion of the Fair Market Rent for the applicable Extension Term (“Third Opinion”).  If the fair market rent set forth in the Third Opinion is equidistant from the fair market rent determination of Landlord’s and Tenant’s appraiser, then the fair market rent contained in the Third Opinion shall be the Base Monthly Rent during the Extension Term.  If the fair market rent of the Third Opinion is not equidistant from the fair market rent made by Landlord’s and Tenant’s appraiser, then the two closest fair market determinations made by Landlord’s appraiser, Tenant’s appraiser and the Third Opinion shall be average and such average shall be the Base Monthly Rent during the applicable Extension Term.  The fair market rent determined in accordance with the foregoing procedure shall be binding on the parties

F.                                      Appraisal Costs.  Each party shall bear the cost of its own appraiser and one-half (1/2) the cost of the third appraiser.

G.                                     Acknowledgment of Rent.  After the Fair Market Rent for the Extension Term has been established in accordance with the foregoing procedure, Landlord and Tenant shall promptly execute an amendment to the Lease to reflect the Base Monthly Rent  for the Extension Term.

ARTICLE 3 RENT

3.1                                 Base Monthly Rent:  Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay to Landlord the Base Monthly Rent set forth in Section K of the Summary.

3.2                                 Additional Rent:  Commencing on the Commencement Date and continuing throughout the Lease Term, Tenant shall pay the following as additional rent (the “Additional Rent”) as and when due: (i) any late charges or interest due Landlord pursuant to Section 3.4; (ii) Tenant’s Share of Common Operating Expenses as provided in Section 8.1; (iii) Landlord’s share of any Subrent received by Tenant upon certain assignments and sublettings as required by Section 14.1; (iv) any legal fees and costs due Landlord pursuant to Section 15.9; and (v) any other charges due Landlord pursuant to this Lease.

3.3                                 Payment of Rent:  Concurrently with the execution of this Lease by both parties, Tenant shall pay to Landlord the amount set forth in Section L of the Summary as prepayment of rent for credit against the first installment(s) of Base Monthly Rent and Tenant’s Share of estimated Common Operating Expenses.    The term “Rent” or “rent” shall mean Base Monthly Rent, Additional Rent and other sums required to be paid by Tenant to Landlord under this Lease.  All rent required to be paid in monthly installments shall be paid in advance on the first day of each calendar month during the Lease Term.  All rent shall be paid in lawful money of the United States, without any abatement, deduction or offset whatsoever (except as specifically provided in Section 6.4, Section 11.4 and Section 12.3), and without any prior demand therefor.  Rent shall be paid to Landlord at its address set forth in Section Q of the Summary, or at such other place as Landlord may designate by written notice to Tenant from time to time.  Tenant’s obligation to pay rent shall be prorated at the commencement and expiration of the Lease Term.

3.4                                 Late Charge, Interest and Quarterly Payments:

(a)                                  Late Charge.  Tenant acknowledges that the late payment by Tenant of any installment of rent, or any other sum of money required to be paid by Tenant under this Lease, will cause Landlord to incur certain costs and expenses not contemplated under this Lease, the exact amount of such costs being extremely difficult and impractical to fix.  Such costs and expenses will include, without limitation, attorneys’ fees, administrative and collection costs, and processing and accounting expenses and other costs and expenses necessary and incidental thereto.  If any Base Monthly Rent or Additional Rent is not received by Landlord from Tenant when such payment is due, then Tenant shall, upon demand, pay to Landlord a late charge equal to 5% of such delinquent rent as liquidated damages for Tenant’s failure to make timely payment; provided, however, that Landlord agrees that Tenant shall not have to pay such late charge if it makes its payment in full within five (5) days after receipt of written notice from Landlord, except that this notice and cure period shall only be applicable for the first two times each calendar year that Tenant fails to pay any Base Monthly Rent or any Additional Rent when due.  If Landlord has provided two notices of a late payment or default during a calendar year, Landlord shall not be obligated to provide any notice thereafter for the remainder of such calendar year and such late charge shall be due if payment is not made when due without any grace period or notice..  In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within which to pay any rent or, subject to Section 13 below, prevent Landlord from exercising any right or remedy available to Landlord upon Tenant’s failure to pay any rent due within the notice and cure periods otherwise provided under this Lease, including any right to terminate this Lease pursuant to Section 13.2B.

(b)                                 Interest.  If any rent remains delinquent for a period in excess of ten (10) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate following the date such amount became due until paid.

(c)                                  INTENTIONALLY OMITTED.

3.5                                 Security Deposit:  On the Effective Date, Tenant shall deposit with Landlord the amount set forth in Section M of the Summary as security for the performance by Tenant of its obligations under this Lease, and not as prepayment of rent (the “Security Deposit”).  Landlord may from time to time apply such portion of the Security Deposit as is reasonably necessary for the following purposes: (i) after the expiration of applicable notice and cure periods set forth in Section 13 below (except in an emergency), to remedy any default by Tenant in the payment of rent; (ii) after the expiration of applicable notice and cure periods set forth in Section 13 below, to repair damage to the Premises caused by Tenant; (iii) to the extent Tenant fails to do so, to put the Premises in broom clean condition upon the expiration or earlier termination of the Lease; and (iv) after the expiration of applicable notice and cure periods set forth in Section 13 below, to remedy any other default of Tenant to the extent permitted by Law and, in this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be put contained in California Civil Code Section 1950.7, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or, where there is a duty to act at law or under this Lease, the omission of Tenant or any officer, employee, agent or invitee of Tenant in violation of the terms of this Lease.  In the event the Security Deposit or any portion thereof is so used, Tenant agrees to pay to Landlord promptly upon demand an amount in cash sufficient to restore the Security Deposit to the full original amount.  Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts.  Tenant shall not be entitled to any interest on the Security Deposit.  If Landlord transfers the Premises during the Lease Term, Landlord shall pay the Security Deposit to any transferee of Landlord’s interest in conformity with the provisions of California Civil Code Section 1950.7 and/or any successor statute, in which event the transferring Landlord will be released from all liability for the return of the Security Deposit so paid over. The Security Deposit or the remaining proceeds therefrom, as applicable, shall be returned to Tenant within thirty (30) days after the end of the Term.

3.6                                 INTENTIONALLY OMITTED.

ARTICLE 4 USE OF PREMISES

4.1                                 Limitation on Use:  Tenant shall use the Premises solely for the Permitted Use specified in Section N of the Summary.  There shall not be any change in use without the prior written consent of Landlord which will not be unreasonably withheld, conditioned or delayed.  Tenant shall not do anything in or about the Premises which will (i) cause structural injury to the Building, or (ii) cause damage to any part of the Building except to the extent reasonably necessary for the installation of Tenant’s Trade Fixtures and Tenant’s Alterations, and then only in a manner which has been first approved by Landlord in writing, which approval will not be unreasonably withheld, conditioned or delayed.  Tenant shall not operate any equipment within the Premises which will (i) materially damage the Building or the Common Area, (ii) overload existing electrical systems or other mechanical equipment servicing the Building, (iii) impair the efficient operation of the sprinkler system or the heating, ventilating or air conditioning (“HVAC”) equipment within or servicing the Building, or (iv) damage, overload or corrode the sanitary sewer system.  Tenant shall not attach, hang or suspend anything from the ceiling, roof, walls or columns of the Building or set any load on the floor in excess of the load limits for which such items are designed nor operate hard wheel forklifts within the Premises.  Any dust, fumes, or waste products generated by Tenant’s use of the Premises shall be contained and  disposed so that they do not (i) create an unreasonable fire or health hazard, (ii) damage the Premises, or (iii) result in the violation of any Law.  Except as otherwise set forth herein or as  approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant shall not change the exterior of the Building or install any equipment or antennas on or make any penetrations of the exterior or roof of the Building.  Tenant shall not commit any waste in or about the Premises, and Tenant shall keep the Premises in a neat, clean, attractive and orderly condition, free of any nuisances.  If Landlord designates a standard window covering for use throughout the Building, Tenant shall use this standard window covering to cover all windows in the Premises.  Tenant shall not conduct on any portion of the Premises or the Project any sale of any kind, including any public or private auction, fire sale, going-out-of-business sale, distress sale or other liquidation sale.

4.2                                 Compliance with Regulations:  Tenant shall not use the Premises in any manner which violates any Laws or Private Restrictions which affect the Premises.  Tenant shall abide by and promptly observe and comply with all Laws and Private Restrictions applicable to Tenant’s particular use and occupancy of the Premises or the manner in which it conducts its business therein or due to any Tenant Alteration.  Tenant shall not use the Premises in any manner which will cause a cancellation of any insurance policy covering Tenant’s Alterations or any improvements installed by Landlord at its expense or which poses an unreasonable risk of damage or injury to the Premises.  Tenant shall not sell, or permit to be kept, used, or sold in or about the Premises any article which may be prohibited by the standard form of fire insurance policy.  Tenant shall comply with all reasonable requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain the insurance coverage carried by either Landlord or Tenant pursuant to this Lease.  Except to the extent required of Tenant under this Section 4.2 of under Section 5.3 hereof, Landlord shall, at its sole cost and expense (but, subject to Section 8.2D below, subject to reimbursement pursuant to Section 5.4 and Section 8.1), comply with all Private Restrictions, Laws and any direction of any public office or officer acting in their lawful capacity relating to the maintenance of the structural parts of the Building as a combination office, research, development and light manufacturing building.  Landlord shall, at its sole cost and expense (but, subject to Section 8.2D below, subject to reimbursement pursuant to Section 5.4 and Section 8.1), comply with any Laws applicable to the Common Area.

4.3                                 Outside Areas:  No materials, supplies, tanks or containers, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Premises except in fully fenced and screened areas outside the Building which have been designed for such purpose and have been approved in writing by Landlord for such use by Tenant.

4.4                                 Signs:  Tenant shall have the right, at tits sole cost and expense, to erect and maintain up to two (2) marquee signs on the exterior of the Building (the “Exterior Signage”), provided (i) the Exterior Signage complies with all Laws and Private Restrictions (and Tenant shall have obtained any necessary permits prior to erecting the Exterior Signage), (ii) the size, location, materials, design and lighting of the Exterior Signage, and any requested changes thereto, shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and (iv) Tenant shall at all times maintain the Exterior Signage in good condition and repair, and shall remove the Exterior Signage and restore the affected area at the expiration or sooner termination of this Lease.  At no cost or undertaking by Landlord, Landlord agrees to reasonably cooperate with Tenant in obtaining any necessary governmental approvals and permits in connection with the Exterior Signage.  Tenant shall have the right, from time to time throughout the Lease Term, to replace the Exterior Signage (if any) with signage which is equivalent to the signage being replaced, subject to all of the terms and conditions of this Section 4.4.  Tenant acknowledges and agrees that the foregoing signage rights are personal to Tenant and its affiliates, but may not be exercised by or applicable to any transferee under a Transfer.  Tenant also acknowledges and agrees that obtaining such Exterior Signage is not a condition precedent or subsequent to the Lease nor a covenant by Landlord.  The failure of Tenant to obtain all requisite approvals for the Exterior Signage shall not entitle Tenant to any abatement in rent or other change in the terms of this Lease.  Tenant shall not place on any portion of the exterior of the Building any other sign, placard, lettering in or on windows, banner, displays or other advertising or communicative material which is visible from the exterior of the Building without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.  All such approved signs shall strictly conform to all Laws, Private Restrictions, and Landlord’s reasonable sign criteria then in effect and shall be installed at the expense of Tenant.  Tenant shall maintain such signs in good condition and repair.  Tenant shall have the right, at its sole cost and expense, without Landlord’s consent, to install sign(s), placard(s), banner(s), display(s) and/or other advertising or communicative material(s) within the interior of the Premises, provided such materials are not visible from the exterior of the Building.

4.5                                 Parking:  Tenant is allocated and shall have the non-exclusive right to use not more than the number of Tenant’s Allocated Parking Stalls contained within the Project described in Section H of the Summary for its use and the use of Tenant’s Agents, the location of which may be designated from time to time by Landlord within reasonable proximity to the Building.  Tenant shall not at any time use more parking spaces than the number so allocated to Tenant or park its vehicles or the vehicles of others in any portion of the Project not designated by Landlord as a non-exclusive parking area.  Tenant shall not have the exclusive right to use any specific parking space.  If Landlord grants to any other tenant the exclusive right to use any particular parking space(s), Tenant shall not use such spaces.  Landlord reserves the right, after having given Tenant at least one (1) business day’s prior written notice, to have any vehicles owned by Tenant or Tenant’s Agents utilizing parking spaces in excess of the parking spaces allowed for Tenant’s use to be towed away at Tenant’s cost.  All trucks and delivery vehicles shall be (i) parked at the rear of the Building, (ii) loaded and unloaded in a manner which does not interfere with the businesses of other occupants of the Project, and (iii) permitted to remain on the Project only so long as is reasonably necessary to complete loading and unloading.  In the event Landlord elects or is required by any Law to limit or control parking in the Project, whether by validation of parking tickets or any other method of assessment, Tenant agrees to participate in such validation or assessment program under such reasonable rules and regulations as are from time to time established by Landlord.

4.6                                 Rules and Regulations:  Landlord may from time to time promulgate reasonable and nondiscriminatory rules and regulations applicable to all occupants of the Project for the care and orderly management of the Project and the safety of its tenants and invitees.  Such rules and regulations shall be binding upon Tenant upon delivery of a copy thereof to Tenant, and Tenant agrees to abide by such rules and regulations.  If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail.  Landlord shall not be responsible for the violation by any other tenant of the Project of any such rules and regulations.  Upon written notice from Tenant, Landlord shall use commercially reasonable efforts to remedy any such violation if such violation unreasonably interferes with Tenant’s rights hereunder.

ARTICLE 5 TRADE FIXTURES AND ALTERATIONS

5.1                                 Trade Fixtures:  Throughout the Lease Term, Tenant may provide and install, and shall maintain in good condition, any Trade Fixtures required in the conduct of its business in the Premises, except to the extent (a) any Trade Fixture will use, generate, store or dispose of any Hazardous Material in which case it shall be subject to the requirements set forth in Section 7.2 below, or (b) any Trade Fixture will constitute a Tenant Alteration, in which case it shall be subject to the requirements set forth below for the construction of a Tenant Alteration, including, without limitation, the prior written consent of Landlord.  All Trade Fixtures shall remain Tenant’s property.

5.2                                 Tenant’s Alterations:  Construction by Tenant of a Tenant Alteration shall be governed by the following:

A.                                   Consent Required.  Except as otherwise set forth herein, Tenant shall not construct any Tenant’s Alterations or otherwise alter the Premises without Landlord’s prior written approval, which will not be unreasonably withheld, conditioned or delayed unless such Tenant Alteration affects areas outside of the Premises or the exterior of the Building or the structural parts of the Building, in which case Landlord may withhold its consent in its sole and absolute discretion.  Notwithstanding the foregoing, Landlord’s consent shall not be required for any Alteration to the interior of the Premises that is cosmetic in nature such as painting or for any Tenant Alteration that complies with the following requirements (herein referred to as a “Minor Alteration”): (a) does not affect the roof or any area outside of the Premises or require work inside the walls or above the ceiling of the Premises; (b) does not affect the structural parts of the Building or electrical, plumbing, HVAC or mechanical systems in the Building or servicing the Premises, or the sprinkler or other life safety system; and (c) costs less than the Permitted Tenant Alterations Limit specified in Section O of the Summary in each instance and does not exceed two (2) times the Permitted Tenant Alteration Limit in the aggregate for all of such Minor Alterations during each calendar year. Tenant shall provide Landlord with prior written notice of any Minor Alteration that requires a building permit.  In the event Landlord’s approval for any Tenant’s Alterations is required, (i) Landlord shall respond to Tenant’s request within ten (10) days after receipt of the name of the proposed licensed contractor and plans and specifications for such Alterations, and (ii) Tenant shall not construct the Tenant Alteration until Landlord has approved in writing the plans and specifications therefor, and (iii) such Tenant’s Alterations shall be constructed substantially in compliance with such approved plans and specifications by a licensed contractor reasonably approved by Landlord.  All Tenant’s Alterations constructed by Tenant shall be constructed by  a licensed contractor in accordance with all Laws using new materials of good quality.

B.                                     Other Requirements.  Tenant shall not commence construction of any Tenant’s Alterations until (i) all required governmental approvals and permits have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant has given Landlord at least five days’ prior written notice of its intention to commence such construction (the “Construction Notice”), and (iv) if reasonably requested by Landlord at the time of Landlord’s approval thereof, or in the case of Alterations not requiring Landlord’s consent, within five (5) days after receipt of the Construction Notice, Tenant has obtained contingent liability and broad form builders’ risk insurance in an amount reasonably satisfactory to Landlord if there are any perils relating to the proposed construction not covered by insurance carried pursuant to Article 9.

C.                                     Restoration.  All Tenant’s Alterations shall remain the property of Tenant during the Lease Term but shall not be altered or removed from the Premises.  At the expiration or sooner termination of the Lease Term, all Tenant’s Alterations shall be surrendered to Landlord as part of the realty and shall then become Landlord’s property, and Landlord shall have no obligation to reimburse Tenant for all or any portion of the value or cost thereof; provided, however, that if Landlord requires Tenant to remove any Tenant’s Alterations, Tenant shall so remove such Tenant’s Alterations prior to the expiration or sooner termination of the Lease Term.  Notwithstanding the foregoing, Tenant shall not be obligated to remove any Tenant’s Alterations with respect to which the following is true: (i) at the time Tenant requested Landlord’s approval, or, in the case of Alterations not requiring Landlord’s approval, in the Construction Notice Tenant requested of Landlord in writing that Landlord inform Tenant of whether or not Landlord would require Tenant to remove such Tenant Alteration at the expiration of the Lease Term; and (ii) at the time Landlord granted its approval, or, in the case of Alterations not requiring Landlord’s approval, within five (5) days after receipt of the Construction Notice, Landlord did not inform Tenant that Landlord would require Tenant to remove such Alteration at the expiration of the Lease Term.  Tenant shall not be obligated to remove the initial Tenant Improvements constructed in the Premises pursuant to Exhibit B to this Lease.

5.3                                 Alterations Required by Law:  Tenant shall make any alteration, addition or change of any sort to the Premises that is required by any Law because of (i) Tenant’s particular use or change of use of the Premises; (ii) Tenant’s application for any permit or governmental approval; or (iii) Tenant’s construction or installation of any Tenant’s Alterations or Trade Fixtures.  Any other alteration, addition, or change required by

Law which is not the responsibility of Tenant pursuant to the foregoing shall be made by  Landlord (subject to Landlord’s right to reimbursement from Tenant specified in Section 5.4).

5.4                                 Amortization of Certain Capital Improvements:  Tenant shall pay Additional Rent in the event Landlord reasonably elects or is required to make any of the following kinds of capital improvements to the Project: (i) capital improvements required to be constructed in order to comply with any Law (excluding any Hazardous Materials Law) not in effect or applicable to the Project as of the Effective Date; (ii) modification of existing or construction of additional capital improvements or building service equipment for the purpose of reducing the consumption of utility services or Common Operating Expenses of the Project; and (iii) replacement of capital improvements or building  service equipment existing as of the Effective Date when required because of normal wear and tear.  The amount of Additional Rent Tenant is to pay with respect to each such capital improvement shall be determined as follows:

A.                                   Amortization Period.  All costs paid by Landlord to construct such capital improvements (including financing costs) shall be amortized over the useful life of such capital improvement (as reasonably determined by Landlord in accordance with generally accepted accounting principles) with interest on the unamortized balance at the then prevailing market rate Landlord would pay if it borrowed funds to construct such capital improvements from an institutional lender, and Landlord shall inform Tenant of the monthly amortization payment required to so amortize such costs, and shall also provide Tenant with the information upon which such determination is made.

B.                                     Payment.  Provided that Tenant shall not be obligated to pay for any portion of any capital improvement made to any portion of the Project other than the Building and the Common Area, as Additional Rent, Tenant shall pay at the same time the Base Monthly Rent is due an amount equal to Tenant’s Share of that portion of such monthly amortization payment fairly allocable to the Building (as reasonably determined by Landlord in good faith) for each month after such capital improvements are completed until the first to occur of (i) the expiration of the Lease Term (as it may be extended), or (ii) the end of the term over which such costs were amortized.

5.5                                 Mechanic’s Liens:  Tenant shall keep the Project free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant or Tenant’s Agents relating to the Project.  If any claim of lien is recorded as a result of any such work by Tenant or Tenant’s Agents, Tenant shall bond against or discharge the same within 20 days after receipt of notice that the same has been recorded against the Project.  Should any lien be filed against the Project or any action be commenced affecting title to the Project, the party receiving notice of such lien or action shall immediately give the other party written notice thereof.

5.6                                 Taxes on Tenant’s Property:  Tenant shall pay before delinquency any and all taxes, assessments, license fees and public charges levied, assessed or imposed against Tenant or Tenant’s estate in this Lease or the property of Tenant situated within the Premises which become due during the Lease Term.  If any tax or other charge is assessed by any governmental agency because of the execution of this Lease, such tax shall be paid by Tenant.  On demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments.

ARTICLE 6 REPAIR AND MAINTENANCE

6.1                                 Tenant’s Obligation to Maintain:  Except as otherwise provided in Section 5.3, Section 6.2, Section 11.1, and Section 12.3, Tenant shall be responsible for the following during the Lease Term:

A.                                   General.  Provided the Premises are delivered to Tenant in the condition required hereunder, Tenant shall clean and maintain in good order, condition, and repair and replace when necessary the Premises and every part thereof, through regular inspections and servicing, including, but not limited to: (i) all plumbing and sewage facilities (including all sinks, toilets, faucets and drains), and all ducts, pipes, vents or other parts of the plumbing system; (ii) all fixtures, interior walls, floors, carpets and ceilings; (iii) all windows, doors, entrances, plate glass, showcases and skylights (including cleaning both interior and exterior surfaces); (iv) all electrical facilities and all equipment (including all lighting fixtures, lamps, bulbs, tubes, fans, vents, exhaust equipment and systems); and (v) any automatic fire extinguisher equipment in the Premises.

B.                                     Utilities and Glass.  Provided the Premises are delivered to Tenant in the condition required hereunder, with respect to utility facilities serving the Premises (including electrical wiring and conduits, gas lines, water pipes, and plumbing and sewage fixtures and pipes), Tenant shall be responsible for the maintenance and repair of any such facilities which serve only the Premises, including all such facilities that are within the walls or floor, or on the roof of the Premises, and any part of such facility that is not within the Premises, but only up to the point where such facilities join a main or other junction (e.g., sewer main or electrical transformer) from which such utility services are distributed to other parts of the Project as well as to the Premises.

C.                                     Windows.  Tenant shall replace any damaged or broken glass in the Premises (including all interior and exterior doors and windows) with glass of the same kind, size and quality.  Subject to Section 6.2 below, Tenant shall repair any damage to the Premises (including exterior doors and windows) caused by vandalism or any unauthorized entry. Tenant shall maintain continuously throughout the Lease Term a service contract for the washing of all windows (both interior and exterior surfaces) in the Premises with a contractor, which contract provides for the periodic washing of all such windows at least once every 90 days during the Lease Term.  Tenant shall notify Landlord of the name and address of such contractor.

D.                                    Standards.  All repairs and replacements required of Tenant shall be promptly made with new materials of like kind and quality.  If the work affects the structural parts of the Building or if the estimated cost of any item of repair or replacement is in excess of the Permitted Tenant’s Alterations Limit, then Tenant shall first obtain Landlord’s written approval of the scope of the work, plans therefor, materials to be used, and the contractor, which approval shall not be unreasonably withheld, conditioned or delayed.

6.2                                 Landlord’s Obligation to Maintain:

A.                                   General.  Landlord shall repair, maintain and operate the Common Area and repair and maintain the roof, exterior and structural parts of the building(s) located on the Project so that the same are kept in good order and repair.  In addition, Landlord shall repair any damage caused by the acts or, where there is a duty to act under this Lease, the omissions of Landlord and/or Landlord’s Agents.  Landlord shall not be responsible for repairs required by an accident, fire or other peril or for damage caused to any part of the Project by any act or, where there is a duty to act at law or under this Lease, the omission of Tenant or Tenant’s Agents except as otherwise required by Article 11.  Landlord may engage contractors of its choice to perform the obligations required of it by this Article, and the necessity of any expenditure to perform such obligations shall be at the sole discretion of Landlord.

B.                                     HVAC.  In addition, Landlord agrees to maintain, repair and replace when necessary the HVAC unit(s) which serve only the Premises, and shall keep the same in good working condition through periodic inspection and servicing.  The cost for such work will not be included in Common Operating Expenses, provided such work is not due to the negligence, willful misconduct or misuse by Tenant or any of Tenant’s Agents.  If such work is required due to the negligence, willful misconduct or misuse by Tenant or any of its Agents, Tenant shall be responsible for payment of such costs as additional rent within ten (10) days after written request by Landlord.  If Landlord replaces an HVAC unit, then after the time each such HVAC unit has been replaced, the cost to repair, maintain and service such replaced unit and related equipment will be included in Common Operating Expenses.

6.3                                 Control of Common Area:  Landlord shall at all times have exclusive control of the Common Area.  Provided there is no material interference with Tenant’s use and occupancy of the Premises and Tenant’s rights under Section 4.5 above, Landlord shall have the right, upon at least five (5) business days’ prior written notice to Tenant (except in an emergency), without the same constituting an actual or constructive eviction and without entitling Tenant to any abatement of rent, to: (i) close any part of the Common Area to whatever extent required in the opinion of Landlord’s counsel to prevent a dedication thereof or the accrual of any prescriptive rights therein; (ii) temporarily close the Common Area to perform maintenance or for any other reason deemed sufficient by Landlord; (iii) change the shape, size, location and extent of the Common Area; (iv) eliminate from or add to the Project any land or improvement, including multi-deck parking structures; (v) make changes to the Common Area including, without limitation, changes in the location of driveways, entrances, passageways, doors and doorways, elevators, stairs, restrooms, exits, parking spaces, parking areas, sidewalks or the direction of the flow of traffic and the site of the Common Area; (vi) remove unauthorized persons from the Project; and/or (vii) change the name or address of the Building or Project.  Subject to Section 4.5 above, Tenant shall keep the Common Area clear of all obstructions created or permitted by Tenant.  If in the opinion of Landlord unauthorized persons are using any of the Common Area by reason of the presence of Tenant in the Building, Tenant, upon demand of Landlord, shall restrain such unauthorized use by appropriate proceedings.  In exercising any such rights regarding the Common Area, (i) Landlord shall make a reasonable effort to minimize any disruption to Tenant’s business, and (ii) Landlord shall not exercise its rights to control the Common Area in a manner that would materially interfere with Tenant’s use of the Premises without first obtaining Tenant’s consent.  Landlord shall have no obligation to provide guard services or other security measures for the benefit of the Project.  Tenant assumes all responsibility for the protection of Tenant and Tenant’s Agents from acts of third parties; provided, however, that nothing contained herein shall prevent Landlord, at its sole option, from providing security measures for the Project.

6.4                                 Interruption of Services:  If any service which Landlord is required to provide hereunder is discontinued for three (3) consecutive business days and (i) such discontinuance is caused by the negligence or willful misconduct of Landlord or any of its Agents, then Tenant shall be entitled to an abatement of Base Monthly Rent and Additional Rent in proportion to the extent to which the failure prevents Tenant from using the Premises for Tenant’s normal purposes, with such abatement to begin on the fourth (4th) business day after such occurrence and continuing until such failure has been cured; or (ii) as a result of such discontinuance of such service, Tenant is prevented from conducting all or any portion of its business operations in the Premises and was not due to the negligence, willful misconduct, act or omission of Tenant, and the cause of such discontinuance is covered by any loss of rental or other similar insurance coverage that Landlord is then carrying with respect to the Building (it being understood that Landlord has no obligation to maintain such coverage), then Tenant shall be entitled to an abatement of Base Monthly Rent and Additional Rent equal to the insurance proceeds actually received by Landlord with respect to the Premises from the insurance carrier providing such insurance coverage.  The provisions of this Section 6.4 shall not apply in the event of a discontinuation of such service caused by fire or other casualty, which shall be governed by Section 11 below, or in the event of a taking, which shall be governed by Section 12 below.

ARTICLE 7 WASTE DISPOSAL AND UTILITIES

7.1                                 Waste Disposal:  Tenant shall store its waste either inside the Premises or within outside trash enclosures that are fully fenced and screened in compliance with all Private Restrictions, and designed for such purpose.  All  entrances to such outside trash enclosures shall be kept closed, and waste shall be stored in such manner as not to be visible from the exterior of such outside enclosures.  Tenant shall cause all of its waste to be regularly removed from the Premises at Tenant’s sole cost.  Tenant shall keep all fire corridors and mechanical equipment rooms in the Premises free and clear of all obstructions at all times.

7.2                                 Hazardous Materials:  Landlord and Tenant agree as follows with respect to the existence or use of Hazardous Materials on the Project:

A.                                   Hazardous Materials Disclosure Certificate.  Prior to executing this Lease, Tenant has delivered to Landlord Tenant’s executed initial Hazardous Materials Disclosure Certificate, in the form attached hereto as Exhibit D (the “Initial Hazardous Materials Certificate”).  Tenant covenants, represents and warrants to Landlord that the information in the Initial Hazardous Materials Certificate is true and correct and accurately describes the use(s) of Hazardous Materials which will be made and/or used on the Premises by Tenant.  Tenant shall, commencing with the date which is one year from the Commencement Date and continuing every year thereafter, deliver to Landlord, an executed and updated Hazardous Materials Disclosure Certificate, substantially in the form attached hereto as Exhibit D (the “Annual Hazardous Materials Certificate”) describing Tenant’s proposed use of Hazardous Materials on the Premises for the upcoming year, and any other reasonably necessary documents as requested by Landlord.

B.                                     Hazardous Material Usage.  Other than the Hazardous Materials referenced on the Initial Hazardous Materials Certificate, Tenant shall not be entitled to use, store, generate, transport or dispose of any Hazardous Materials (herein referred to as “Hazardous Materials Usage”) on, in, or about any portion of the Premises and the Project without, in each instance, obtaining Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed.  If Landlord consents in writing to any such Hazardous Material Usage, then Tenant shall be permitted to use only those Hazardous Materials that are necessary for Tenant’s business, in Tenant’s reasonable judgment, and as expressly approved by Landlord in writing.  Any such Hazardous Materials Usage may only be to the extent of the quantities of Hazardous Materials as specified in the then applicable Hazardous Material Disclosure Certificate or as otherwise expressly approved by Landlord.  Any Hazardous Material Usage of Hazardous Materials by Tenant and Tenant’s Agents after the Effective Date in or about the Project shall strictly comply with all applicable laws, including all Hazardous Materials Laws now or hereinafter enacted.  Tenant agrees that any changes to the type and/or quantities of Hazardous Materials specified in the most recent approved Hazardous Material Disclosure Certificate may be implemented only with the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  Tenant shall not be entitled nor permitted to install any underground tanks at the Premises or Project for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord’s sole and absolute discretion.   Tenant shall not be entitled nor permitted to install any aboveground or below ground tanks at the Premises or Project for the storage of Hazardous Materials without the express written consent of Landlord, in its sole and absolute discretion.

C.                                     Tests and Inspections.  Upon at least one (1) business day’s prior written notice (except in an emergency), and provided that Landlord is accompanied by a representative of Tenant, Landlord shall have the right at all times during the Term of this Lease to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Section 7.2 or to determine if Hazardous Materials are present in, on or about the Project, and (iii) request lists of all Hazardous Materials used, stored or otherwise located by Tenant and/or Tenant’s Agents on, under or about any portion of the Premises and/or the Common Areas.  The cost of all such inspections, tests and investigations shall be borne by Tenant to the extent that Landlord reasonably determines that Tenant or any of Tenant’s Agents are directly or indirectly responsible in any manner for any contamination revealed by such inspections, tests and investigations.  The aforementioned rights granted herein to Landlord and its representatives shall not create (a) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant and Tenant’s Representatives with respect to Hazardous Materials, including without limitation, Tenant’s operation, use and any remediation related thereto, or (b) liability on the part of Landlord and its representatives for Tenant’s use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.  Landlord shall use commercially reasonable efforts to minimize any unreasonable interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 7.2C.

D.                                    Notice.  Tenant shall give to Landlord prompt verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials on, under or about any portion of the Premises, Common Areas or Project by Tenant or any of Tenant’s Agents; provided that Tenant has actual, implied or constructive knowledge of such event(s).  Tenant, at its sole cost and expense, covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, migration or transportation or other Hazardous Material Usage of Hazardous Materials to the extent arising from or related to the acts or, where there is a duty to act at law or under this Lease, the omissions of Tenant or Tenant’s Agents such that the affected portions of the Project and any adjacent property are returned, to the extent possible, to the condition existing prior to the appearance of such Hazardous Materials and otherwise in compliance with Laws.  Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding the foregoing, Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s prior written consent.  Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures as required by any Hazardous Materials Laws or any agencies or other governmental authorities having jurisdiction thereof to the extent such closures are due to the acts or, where there is a duty to act at law or under this Lease, the omissions of Tenant or Tenant’s Agents.  If, after receipt of reasonable prior written notice, Tenant fails to so promptly investigate, clean up, remove, restore, provide closure or otherwise so remediate, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same and Tenant shall promptly reimburse Landlord, upon demand, for all reasonable costs and expenses to Landlord of performing investigation, clean up, removal, restoration, closure and remediation work.  All such work undertaken by Tenant, as required herein, shall be performed in such a manner so as to enable Landlord to make full economic use of the Premises and the other portions of the Project in compliance with then-existing Laws after the satisfactory completion of such work.

E.                                      Indemnity.  Subject to Section 9.3 below, Tenant shall indemnify, hold harmless, and, at Landlord’s option (with such attorneys as Landlord may reasonably approve in advance and in writing), defend Landlord and Landlord’s officers, directors, shareholders, partners, members, managers, employees, contractors, property managers, agents and mortgagees and other lien holders, from and against any and all “Losses” (hereinafter defined) arising from or related to: (a) any violation or alleged violation by Tenant or any of Tenant’s Agents of any of the Laws, including, without limitation, the Hazardous Materials Laws, to the extent required under Section 4.2, Section 5.3 and/or this Article 7; (b) any breach of the provisions of this Section 7.2 or any subsection thereof by Tenant or any of Tenant’s Agents; or (c) any Hazardous Materials Usage on, about or from the Premises of any Hazardous Material approved by Landlord under this Lease. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (whether consequential, direct or indirect, known or unknown, foreseen or unforeseen), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord’s interest in the Leased Premises or the Project, damages for the loss or restriction on use of any space or amenity within the Building or the Project, damages arising from any adverse impact on marketing space in the Project, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, but not limited to, attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity.  Tenant’s indemnity under this Section 7.2E will not be applicable for any Losses due to a Release of any Hazardous Material by any other party other than Tenant or its Agents.

Landlord agrees that it shall not release any Hazardous Materials in the Building or Common Area in violation of the applicable Hazardous Materials Laws.  If any Hazardous Materials have been released in the Building or Common Area in violation of the Hazardous Materials Laws, other than by Tenant or any of its Agents, and such Hazardous Materials are required to be remediated under the applicable Hazardous Materials Law by a governmental authority having jurisdiction over the subject matter at the Building, then Landlord agrees to remediate such Hazardous Materials, at its sole cost and expense, to the extent required under the Hazardous Materials Laws and otherwise in a manner determined by Landlord in its reasonable good faith discretion and in a manner that minimizes, to the extent reasonably possible, interference with Tenant’s use of the Premises.

F.                                      Hazardous Material.  As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government or under any Hazardous Material Law.  The term “Hazardous Material,” includes, without limitation, petroleum products, asbestos, PCB’s, and any material or substance which is (i) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), or (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response; Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601).  As used herein, the term “Hazardous Material Law” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including the U.S. Environmental Protection Agency, the California Regional Water Quality Control Board, and the California Department of Health Services) which regulates the use, storage, release or disposal of any Hazardous Material.

G.                                     Survival.  The obligations of Landlord and Tenant under this Section 7.2 shall survive the expiration or earlier termination of the Lease Term.  The rights and obligations of Landlord and Tenant with respect to issues relating to Hazardous Materials are exclusively established by this Section 7.2.  In the event of any inconsistency between any other part of this Lease and this Section 7.2, the terms of this Section 7.2 shall control.

7.3                                 Utilities:  Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials or services furnished directly to or used by Tenant on or in the Premises during the Lease Term, including, without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fee (excluding any connection fees or hook-up fees which relate to making the existing electrical, gas, and water service available to the Premises as of the Commencement Date, which shall be paid by Landlord, if necessary), and (ii) penalties for discontinued or interrupted service, unless such discontinuation or interruption results from the acts, or where there is a duty to act at law or under this Lease, the omissions of Landlord or Landlord’s Agents, in which event Landlord shall pay such penalties.

7.4                                 Compliance with Governmental Regulations:  Landlord and Tenant shall comply with all rules, regulations and requirements promulgated by national, state or local governmental agencies or utility suppliers concerning the use of utility services, including any rationing, limitation or other control.  Tenant shall not be entitled to terminate this Lease nor to any abatement in rent by reason of such compliance.

ARTICLE 8 COMMON OPERATING EXPENSES

8.1                                 Tenant’s Obligation to Reimburse:  As Additional Rent, Tenant shall pay Tenant’s Share (specified in Section G of the Summary) of all Common Operating Expenses; provided, however, if the Project contains more than one building, then Tenant shall pay Tenant’s Share of all Common Operating Expenses allocated to the Building in Landlord’s reasonable good faith judgment, including (a) all Common Operating Expenses paid with respect to the maintenance, repair, replacement and use of the Building, and (b) a proportionate share of all Common Operating Expenses which relate to the Project in general that are not fairly allocable to any one building that is part of the Project.  Tenant shall pay Tenant’s Share of Common Operating Expenses in advance in estimated monthly installments, in accordance with the following: (i) on or before the commencement of each of Landlord’s fiscal years during the Term, Landlord shall deliver to Tenant Landlord’s reasonable estimate of the Common Operating Expenses it anticipates will be paid or incurred for the following fiscal year; (ii) during such  fiscal year, Tenant shall pay Tenant’s Share of the estimated Common Operating Expenses in advance in monthly installments as estimated by Landlord at the same time as the installments of

Base Monthly Rent are paid; and (iii) within 180 days after the end of each Landlord’s fiscal year, Landlord shall furnish to Tenant a statement in reasonable detail of the actual Common Operating Expenses paid or incurred by Landlord during the just ended Landlord’s fiscal year (the “Annual Reconciliation Statement”) and thereupon there shall be an adjustment between Landlord and Tenant, with payment to Landlord or credit by Landlord against the next installment(s) of Base Monthly Rent, as the case may require, within thirty (30) days after delivery by Landlord to Tenant of said statement, so that Landlord shall receive the entire amount of Tenant’s Share of all Common Operating Expenses for such Landlord’s fiscal year and no more.  The failure of Landlord to delivery such annual reconciliation statement within said 180-day period under clause (iii) above shall not constitute a waiver or otherwise release a party from its obligation to make a payment or credit when such reconciliation is actually done.

Notwithstanding anything to the contrary in this Lease, the Project may consist of multiple buildings and certain Common Operating Expenses may pertain to a particular building(s) and other Common Operating Expenses may pertain to the Project as a whole.  Landlord reserves the right in its reasonable good faith discretion to allocate any such costs applicable to any particular building within the Project to the building in question whose tenants shall be responsible for payment of their respective proportionate shares in the pertinent building and other such costs applicable to the Project to each building in the Project (including the Building) with the tenants in each such building being responsible for paying their respective proportionate shares in such building of such costs to the extent required under the applicable leases. Landlord shall in good faith attempt to allocate such costs to the buildings (including the Building) in a reasonable, non-discriminatory manner and such allocation shall be binding on Tenant.

8.2                                 Common Operating Expenses Defined:  The term “Common Operating Expenses” shall mean the total reasonable amounts paid or payable, whether by Landlord or others on behalf of Landlord, in connection with the ownership, maintenance, repair, and operations of the Building, the Common Areas and the Project, including without limitation, the following:

A.                                   All reasonable costs and expenses paid or incurred by Landlord in doing the following (including payments to independent contractors providing services related to the performance of the following): (i) maintaining, cleaning, repairing, resurfacing and replacing the roof (including repair of leaks) and the exterior surfaces (including painting) of all buildings located on the Project; (ii) maintenance of the liability, fire, property damage, earthquake and other insurance covering the Project carried by Landlord pursuant to Section 9.2 (including the prepayment of premiums for coverage of up to one year); (iii) maintaining, repairing, operating and replacing when necessary HVAC equipment, utility facilities and other building service equipment; (iv) providing utilities to the Common Area (including lighting, trash removal and water for landscaping irrigation); (v) complying with all applicable Laws in effect on or after the Commencement Date and Private Restrictions; (vi) operating, maintaining, repairing, cleaning, painting, re-striping and resurfacing the Common Area; (vii) replacement or installation of lighting fixtures, directional or other signs and signals, irrigation systems, trees, shrubs, ground cover and other plant materials, and all landscaping in the Common Area; and (viii) providing security (provided, however, that Landlord shall not be obligated to provide security and if it does, Landlord may discontinue such service at any time and in any event Landlord shall not be responsible for any act or omission of any security personnel); and (ix) capital improvements as provided in Section 5.4 hereof;

B.                                     The following costs: (i) Real Property Taxes as defined in Section 8.3; (ii) up to $10,000 of the amount of any commercially reasonable “deductible” paid by Landlord with respect to damage caused by any Insured Peril; (iii) the reasonable cost to repair damage caused by an Uninsured Peril up to a maximum amount in any 12 month period equal to $10,000; and (iv) that portion of all reasonable compensation (including benefits and premiums for workers’ compensation and other insurance) paid to or on behalf of employees of Landlord below the level of senior property manager or regional property manager but only to the extent they are involved in the performance of the work described by Section 8.2A that is fairly allocable to the Project;

C.                                     Commercially reasonable fees for management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), except that the total amount charged for management services and included in Tenant’s Share of Common Operating Expenses shall not exceed the monthly rate of 3% of the monthly Rent.

D.                                    All additional reasonable costs and expenses incurred by Landlord with respect to the operation, protection, maintenance, repair and replacement of the Project which would be considered a current expense (and not a capital expenditure) pursuant to generally accepted accounting principles.

E.                                      Common Operating Expenses shall not include any of the following: (i) payments (including without limitation interest, principal, points and fees) on any loans or ground leases affecting the Project; (ii) depreciation of any buildings or any major systems or building service equipment within the Project; (iii) advertising and other fees and costs (including without limitation legal and architectural fees, leasing commissions and tenant improvement allowances) incurred in procuring tenants; (iv) the cost of work done for tenant improvements and redecoration work in leasable space or services furnished for the exclusive use of other tenants of the Project; (v) any cost incurred in complying with Hazardous Materials Laws, which subject is governed exclusively by Section 7.2; (vi) costs to the extent paid directly by individual tenants to suppliers, including tenant electricity, telephone and other utility costs; (vii) costs relating to creating or maintaining Landlord’s existence as a corporation, partnership or other entity; (viii) the cost of any items to the extent for which Landlord is reimbursed by (or is entitled to reimbursement by) insurance, condemnation awards, refund, rebate or otherwise, and any expenses for repairs or maintenance to the extent covered by warranties, guaranties and service contracts, provided that any charges for obtaining or maintaining such warranties or guarantees or enforcing warranty or guarantee claims shall be included in Common Operating Expenses, and Landlord agrees to use its good faith discretion in determining whether to pursue such enforcement or collection efforts; (ix) costs incurred in connection with any disputes between Landlord and its employees, between Landlord and property management, or between Landlord and other tenants or occupants; (x) costs, expenses and charges incurred in connection with the sale of any portion of the Project; (xi) costs of repairs or maintenance required by reason of the negligence or willful misconduct of Landlord, or of the active negligence of other occupants of the Project, or of the officers, directors, employees, contractors, or agents of any of them; (xii) costs incurred as a consequence of any default or breach by Landlord hereunder; and (xiii) payments to affiliates of Landlord for goods or services provided to Landlord to the extent such payments exceed the customary charges for such goods or services for comparable buildings in the vicinity of the Project.

8.3                                 Real Property Taxes Defined:  The term “Real Property Taxes” shall mean all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments resulting from a change in ownership, new construction, or any other cause, all of which shall be paid over the longest period allowed by Law), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to the value, occupancy or use of all or any portion of the Project (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord’s interest therein, the fixtures, equipment and other property of Landlord, real or personal, that are an integral part of and located on the Project, the gross receipts, income, or rentals from the Project, or the use of parking areas, public utilities, or energy within the Project.  If at any time during the Lease Term the method of taxation or assessment of the Project prevailing as of the Effective Date shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (i) on the value, use or occupancy of the Project or Landlord’s interest therein, or (ii) on or measured by the gross receipts, income or rentals from the Project, on Landlord’s business of leasing the Project, or computed in any manner with respect to the operation of the Project, then any such tax or charge, however designated, shall be included within the meaning of the term Real Property Taxes for purposes of this Lease.  If any Real Property Tax is based upon property or rents unrelated to the Project, then only that part of such Real Property Tax that is fairly allocable to the Project shall be included within the meaning of the term Real Property Taxes.  Notwithstanding the foregoing, the term Real Property Taxes shall not include (a) income, estate, excise, capital levy, state, payroll, stamp, profit, inheritance, transfer taxes to record a conveyancing document, gift or franchise taxes, however designated, except to the extent to which after the Commencement Date Landlord demonstrates that such tax is first being imposed in lieu of or in substitution for one or more “Real Property Taxes” as above defined; or (b) any increase in Real Property Taxes due to an increase in the assessed value of the Project resulting from the construction of an improvement made to the Project after the Commencement Date that will not be for the benefit of the Building (such as the construction of a parking garage in the Project where Tenant will not have any right to use such parking garage), or (c) any interest or penalties resulting from the late payment of “Real Property Taxes” by Landlord.

8.4                                 Adjustments.  Notwithstanding the foregoing provisions, Tenant’s Share as to certain expenses included in Common Operating Expenses may be calculated differently to yield a higher percentage share for Tenant as to those expenses if Landlord permits other tenants or occupants in the Project to incur such expenses directly rather than have Landlord incur the expense in common for the Project.  In such case, Tenant’s Share of the applicable expense shall be calculated as having as its denominator the sum of the gross leasable areas of all premises in the Project less the gross leasable areas of tenants who have incurred such expense directly.  Nothing herein shall imply that Landlord will permit Tenant or any other tenant of the Project to incur Common Area Costs.  Any such permission shall be in the sole discretion of Landlord.

8.5                                 Inspection.  Tenant shall have the right at its own expense to inspect the books and records of Landlord pertaining to Common Operating Expenses once in any calendar year by any employee of Tenant or by a certified public accountant reasonably approved by Tenant and Landlord (provided such certified public accountant charges for its service on an hourly basis and not based on a percentage of any recovery or similar incentive method) at reasonable times, and upon reasonable written notice to Landlord as hereinafter provided.  Within ninety (90) days after receipt of Landlord’s annual reconciliation, Tenant shall have the right, after at least thirty (30) days prior written notice to Landlord, to inspect at the offices of Landlord or its property manager, the books and records of Landlord pertaining solely to the Common Operating Expenses for the immediately preceding calendar year covered in such annual reconciliation statement.  All expenses of the inspection shall be borne by Tenant and must be completed within thirty (30) days after commencement of the inspection.  If Tenant’s inspection reveals a discrepancy in the comparative annual reconciliation statement, Tenant shall deliver a copy of the inspection report and supporting calculations to Landlord within thirty (30) days after completion of the inspection.  If Tenant and Landlord are unable to resolve the discrepancy within thirty (30) days after Landlord’s receipt of the inspection report, either party may upon written notice to the other have the matter decided by an inspection by an independent certified public accounting firm approved by Tenant and Landlord (the “CPA Firm”), which approval shall not be unreasonably withheld or delayed.  If the inspection by the CPA Firm shows that the actual amount of Common Operating Expenses payable by Tenant is greater than the amount previously paid by Tenant for such accounting period, Tenant shall pay Landlord the difference within thirty (30) days after such determination.  If the inspection by the CPA Firm shows that the actual amount is less than the amount paid by Tenant, then the difference shall be refunded to Tenant within thirty (30) days after such determination.  Tenant shall pay for the cost of the inspection by the CPA Firm, unless such inspection shows that Landlord overstated Common Operating Expenses by more than five percent (5%), in which case Landlord shall pay for the cost of the inspection by the CPA Firm.

ARTICLE 9 INSURANCE

9.1                                 Tenant’s Insurance:  Tenant shall maintain insurance complying with all of the following:

A.                                   Types.  Tenant shall procure, pay for and keep in full force and effect the following:

(1)  Commercial general liability insurance, including property damage, against liability for personal injury, bodily injury, death and damage to property occurring in or about, or resulting from an occurrence in or about, the Premises with combined single limit coverage of not less than the amount of Tenant’s Liability Insurance Minimum specified in Section P of the Summary, which insurance shall contain a “contractual liability” endorsement insuring Tenant’s performance of Tenant’s obligation to indemnify Landlord contained in Section 10.3;

(2)  Fire and property damage insurance in so-called “all risk” form insuring Tenant’s Trade Fixtures and Tenant’s Alterations for the full actual replacement cost thereof;

(3)  Business interruption insurance with limits of liability representing at least approximately six months of income, business auto liability covering owned, non-owned and hired vehicles with a limit of not less than $1,000,000 per accident, insurance protecting against liability under workers’ compensation laws with limits at least as required by statute, insurance for all plate glass in the Premises, and such other insurance that is reasonably required by Landlord or any Lender and customarily carried by tenants of similar property in similar businesses.

B.                                     Requirements.  Where applicable and required by Landlord, each policy of insurance required to be carried by Tenant pursuant to this Section 9.1: (i) shall name Landlord and such other parties in interest as Landlord reasonably designates as additional insureds; (ii) shall be primary insurance which provides that the insurer shall be liable for the full amount of the loss up to and including the total amount of liability set forth in the declarations without the right of contribution from any other insurance coverage of Landlord; (iii) shall be in a form reasonably satisfactory to Landlord; (iv) shall be carried with companies reasonably acceptable to Landlord; (v) shall provide that such policy shall not be subject to cancellation, lapse or change except after at least 30 days prior written notice to Landlord so long as such provision of 30 days notice is reasonably obtainable, but in any event not less than 10 days prior written notice; (vi) shall not have a “deductible” in excess of such amount that is reasonably approved by Landlord, except that the original party signing this Lease as Tenant, and its affiliates, may elect to have deductible that is customarily carried by Tenant at other comparably leased properties in comparable areas; (vii) shall contain a cross liability endorsement; and (viii) shall contain a “severability” clause.  If Tenant has in full force and effect a blanket policy of liability insurance with the same coverage for the Premises as described above, as well as other coverage of other premises and properties of Tenant, or in which Tenant has some interest, such blanket insurance shall satisfy the requirements of this Section 9.1.

C.                                     Evidence.  A certificate of the insurer, certifying that such policy has been issued, providing the coverage required by this Section 9.1, and containing the provisions specified herein, shall be delivered to Landlord prior to the time Tenant or any of its Agents enters the Premises and upon renewal of such policies, but not less than 5 days prior to the expiration of the term of such coverage.  Landlord may, at any time, and from time to time, inspect and/or copy any and all insurance policies required to be procured by Tenant pursuant to this Section 9.1 if a claim is filed against Landlord and the carrier has not accepted coverage for Landlord.  If any Lender or insurance advisor reasonably determines at any time that the amount of coverage required for any policy of insurance Tenant is to obtain pursuant to this Section 9.1 is not adequate, then Tenant shall, no more often than every five (5) years during the Term, increase such coverage for such insurance to such amount as such Lender or insurance advisor reasonably deems adequate, not to exceed the level of coverage for such insurance commonly carried by comparable businesses similarly situated.

9.2                                 Landlord’s Insurance:  Landlord shall have the following obligations and options regarding insurance:

A.                                   Property Damage.  Landlord shall maintain a policy or policies of fire and property damage insurance in so-called “all risk” form insuring Landlord (and such others as Landlord may designate)

against loss of rents for a period of not less than 12 months and from physical damage to the Project with coverage of not less than the full replacement cost thereof.  Landlord may so insure the Project separately, or may insure the Project with other property owned by Landlord which Landlord elects to insure together under the same policy or policies. Landlord shall have the right, but not the obligation, to obtain insurance for such additional perils as Landlord deems appropriate in its reasonable good faith judgment, including, without limitation, coverage for damage by earthquake and/or flood.  As of the date hereof, Landlord has earthquake and environmental insurance, but Landlord does not make any commitment to continue such insurance in the future.  All such coverage shall contain “deductibles” which Landlord deems appropriate, which in the case of earthquake and flood insurance, may be up to 10% of the replacement value of the property insured or such higher amount as is then commercially reasonable.  Landlord shall not be required to cause such insurance to cover any Trade Fixtures or Tenant’s Alterations of Tenant.

B.                                     Other.  Landlord shall maintain a policy or policies of commercial general liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Project, with combined single limit coverage in such amount as Landlord from time to time determines is reasonably necessary for its protection, but not less than the amount of liability insurance required of Tenant under this Lease.

C.                                     Tenant’s Obligation to Reimburse:  To the extent Landlord’s insurance rates for the Building are increased at any time during the Lease Term as a result of the nature of Tenant’s use of the Premises, Tenant shall reimburse Landlord for the full amount of such increase immediately upon receipt of a bill from Landlord therefor.

9.3                                 Release and Waiver of Subrogation:  Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other and its officers, partners, shareholders, or employees (collectively, the “Related Parties”) for any loss or damage (other than rights of recovery, claims, actions, and causes of action relating to damage to the roof of the Building caused by Tenant) that may occur to or within the Premises or the Building or any improvements thereto, or any personal property of such party therein which is insured against under any property insurance policy actually being maintained by the waiving party from time to time, even if not required hereunder, or which would be insured against under the terms of any insurance policy required to be carried or maintained by the waiving party hereunder, whether or not such insurance coverage is actually being maintained, including, in every instance, such loss or damage that may be caused by the negligence of the other party hereto and/or its Related Parties.  Landlord and Tenant each agrees to cause appropriate clauses to be included in its property insurance policies necessary to implement the foregoing provisions to the extent necessary.

ARTICLE 10 LIMITATION ON LANDLORD’S LIABILITY AND INDEMNITY

10.1                           Limitation on Landlord’s Liability:  Landlord shall not be liable to Tenant, nor shall Tenant be entitled to terminate this Lease or to any abatement of rent (except as expressly provided otherwise herein), for any injury to Tenant or Tenant’s Agents, damage to the property of Tenant or Tenant’s Agents, or loss to Tenant’s business resulting from any: (i) failure, interruption or installation of any HVAC or other utility system or service; (ii) failure to furnish or delay in furnishing any utilities or services when such failure or delay is caused by fire or other peril, the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; (iii) limitation, curtailment, rationing or restriction on the use of water or electricity, gas or any other form of energy or any services or utility serving the Project; (iv) vandalism or forcible entry by unauthorized persons or the criminal act of any person; or (v) penetration of water into or onto any portion of the Premises or the Building through roof leaks or otherwise.  Notwithstanding the foregoing but subject to Section 9.3, Landlord shall be liable for any such injury, damage or loss for events under clauses (i), (iii) and (v) above which is proximately caused by the acts or, where there is a duty to act by

Landlord to Tenant at law or under this Lease, the omissions of Landlord and Landlord’s Agents, or the negligence or willful misconduct of Landlord or its Agents.

10.2                           Limitation on Recourse:  If either party is a corporation, limited liability company, trust, partnership, joint venture, unincorporated association or other form of business entity: (i) the obligations of such party shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives of such business entity; and (ii) the other party shall not have recourse to the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders, principals or representatives except to the extent of their interest in the Project.  Tenant shall have recourse only to the interest of Landlord in the Project for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

10.3                           Indemnification of Landlord:  Subject to Section 9.3 above, Tenant shall hold harmless, indemnify and defend Landlord, and its Agents from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from (i) any cause or causes whatsoever occurring in or resulting from an occurrence in the Premises during the Lease Term, except to the extent due to the negligence of Landlord, (ii) the negligence or willful misconduct of Tenant or its Agents, on or about the Project the same may occur, or (iii) an Event of Tenant’s Default.  Subject to Section 9.3 above, Landlord shall hold harmless, indemnify and defend Tenant or Tenant’s Agents from all liability, penalties, losses, damages, costs, expenses, causes of action, claims and/or judgments arising by reason of any death, bodily injury, personal injury or property damage resulting from negligence or willful misconduct of Landlord or Landlord’s Agents or default (after notice and the expiration of the applicable cure period as provided in Section 13.6) by Landlord hereunder in connection with the repair and maintenance of the Common Area.  The provisions of this Section 10.3 shall survive the expiration or sooner termination of this Lease.

ARTICLE 11 DAMAGE TO PREMISES

11.1                           Landlord’s Duty to Restore:  If the Premises are damaged by any peril after the Effective Date, Landlord shall restore the Premises unless the Lease is terminated by Landlord pursuant to Section 11.2 or by Tenant pursuant to Section 11.3.  All insurance proceeds available from the fire and property damage insurance carried by Landlord pursuant to Section 9.2 shall be paid to and become the property of Landlord.  If this Lease is not so terminated, then upon receipt of the insurance proceeds (if the loss is covered by insurance) and the issuance of all necessary governmental permits, Landlord shall  commence and diligently prosecute to completion the restoration of the Premises, to the extent then allowed by Law, to substantially the same condition in which the Premises were immediately prior to such damage.  Landlord’s obligation to restore shall be limited to the Premises and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant in the Premises.  If this Lease is not terminated pursuant to Section 11.2 or 11.3 below, Tenant shall forthwith replace or fully repair all Tenant’s Alterations and Trade Fixtures installed by Tenant and existing at the time of such damage or destruction, and all insurance proceeds received by Tenant from the insurance carried by it pursuant to Section 9.1A(2) shall be used for such purpose.

11.2                           Landlord’s Right to Terminate:  Landlord shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Tenant of a written notice of election to terminate within 30 days after the date of such damage:

A.                                   Damage From Insured Peril.  The Building is damaged by an Insured Peril to such an extent that the estimated cost to restore, after deducting the applicable deductible (except if the damage is due to an earthquake), exceeds 50% of the then actual replacement cost thereof;

B.                                     Damage From Uninsured Peril.  The Building is damaged by an Uninsured Peril to such an extent that the estimated cost to restore exceeds 10% of the then actual replacement cost thereof; provided, however, that Landlord may not terminate this Lease pursuant to this Section 11.2B if one or more tenants of the Project agree in writing to pay the amount by which the cost to restore the damage exceeds such amount and subsequently deposit such amount with Landlord within 30 days after Landlord has notified Tenant of its election to terminate this Lease;

C.                                     Damage Near End of Term.  The Premises are damaged by any peril within 12 months of the last day of the Lease Term to such an extent that the estimated cost to restore equals or exceeds an amount equal to six times the Base Monthly Rent then due; provided, however, that Landlord may not terminate this Lease pursuant to this Section 11.2C if Tenant, at the time of such damage, has a then valid express written option to extend the Lease Term and Tenant, notwithstanding the provisions of Section 2.6 to the contrary, exercises such option to extend the Lease Term within 15 days following the date of such damage; or

D.                                    Restrictions on Restoration.  The Building is damaged by any peril and, because of the Laws then in force, (i) cannot be restored at reasonable cost (after the application of insurance proceeds) to substantially the same condition in which it was prior to such damage, or (ii) cannot be used for the same use being made thereof before such damage if restored as required by this Article.

E.                                      Defined Terms.  As used herein, the following terms shall have the following meanings: (i) the term “Insured Peril” shall mean a peril actually insured against or required to be insured against for which the insurance proceeds actually received by Landlord are sufficient (except for any “deductible” amount specified by such insurance and any and all costs and expenses, including adjusters and attorney’s fees, of obtaining such insurance proceeds) to restore the Project under then existing building codes to the condition existing immediately prior to the damage; and (ii) the term “Uninsured Peril” shall mean any peril which is not an Insured Peril.  Notwithstanding the foregoing, if the “deductible” for earthquake or flood insurance exceeds 2% of the replacement cost of the improvements insured, such peril shall be deemed an “Uninsured Peril”.

11.3                           Tenant’s Right to Terminate:  If the Premises are damaged by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to Section 11.2, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord’s architect or construction consultant as to when the restoration work required of Landlord may be completed.  Tenant shall have the right to terminate this Lease in the event any of the following occurs, which right may be exercised only by delivery to Landlord of a written notice of election to terminate within 30 days after Tenant receives from Landlord the estimate of the time needed to complete such restoration.

A.                                   Major Damage.  The Premises are damaged by any peril and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within 270 days after the date of such damage; or after commencement of such restoration where the parties have not otherwise elected to terminate as provided in this Article 11, if Landlord notifies Tenant that the restoration will be delayed (other than due to a delay caused by Tenant or its Agents) beyond said 270-day period and Tenant notifies Landlord in writing within 10 days after receipt of such notice of delay from Landlord of Tenant’s election to terminate; or

B.                                     Damage Near End of Term.  The Premises are damaged by any peril within 12 months of the last day of the Lease Term and, in the reasonable opinion of Landlord’s architect or construction consultant, the restoration of the Premises cannot be substantially completed within 90 days after the date of such damage or such damage renders unusable more than 30% of the Premises.

11.4                           Abatement of Rent:  In the event of damage to the Premises, the Base Monthly Rent and the Additional Rent shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant’s use of the Premises is impaired by such damage.  Tenant shall not be entitled to any compensation or damages from Landlord for loss of Tenant’s business or property or for any inconvenience or annoyance caused by such damage or restoration.  Tenant hereby waives the provisions of California Civil Code Sections 1932(2) and 1933(4) and the provisions of any similar law hereinafter enacted.

ARTICLE 12 CONDEMNATION

12.1                           INTENTIONALLY OMITTED.

12.2                           Tenant’s Termination Right:  Tenant shall have the right to terminate this Lease if, as a result of any taking by means of the exercise of the power of eminent domain (including any voluntary sale or transfer by Landlord to any condemnor under threat of condemnation), (i) 10% or more of the Premises is so taken and that part of the Premises that remains cannot be restored within a reasonable period of time and thereby made reasonably suitable, in Tenant’s reasonable judgment, for the continued operation of the Tenant’s business, or (ii) there is a taking affecting the Common Area and, as a result of such taking, Landlord cannot provide parking spaces within reasonable walking distance of the Premises equal in number to at least 100% of the number of spaces allocated to Tenant by Section 2.1, whether by rearrangement of the remaining parking areas in the Common Area (including construction of multi-deck parking structures or re-striping for compact cars where permitted by Law) or by alternative parking facilities on other land.  Tenant must exercise such right within a reasonable period of time, to be effective on the date that possession of that portion of the Premises or Common Area that is condemned is taken by the condemnor.

12.3                           Restoration and Abatement of Rent:  If any part of the Premises or the Common Area is taken by condemnation and this Lease is not terminated, then Landlord shall restore the remaining portion of the Premises and Common Area and interior improvements constructed by Landlord as they existed as of the Commencement Date, excluding any Tenant’s Alterations, Trade Fixtures and/or personal property constructed or installed by Tenant.  Thereafter, except in the case of a temporary taking, as of the date possession is taken the rent (as defined in Section 3.3 above) shall be reduced in the same proportion that the floor area of that part of the Premises so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Premises.

12.4                           Temporary Taking:  If any portion of the Premises is temporarily taken for ninety (90) days or less, this Lease shall remain in effect.  If any portion of the Premises is temporarily taken by condemnation for a period which exceeds ninety (90) days or which extends beyond the natural expiration of the Lease Term, and such taking materially and adversely affects Tenant’s ability to use the Premises for the Permitted Use in Tenant’s reasonable judgment, then Tenant shall have the right to terminate this Lease, effective on the date possession is taken by the condemnor.

12.5                           Division of Condemnation Award:  Any award made as a result of any condemnation of the Premises or the Common Area shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any condemnation award that is made directly to Tenant for the following: (i) for the taking of personal property or Trade Fixtures belonging to Tenant, (ii) for the interruption of Tenant’s business and its moving costs, (iii) for loss of Tenant’s goodwill; and (iv) for any temporary taking where this Lease is not terminated as a result of such taking.  The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of California Code of Civil Procedure Section 1265.130 and the provisions of any similar law hereinafter enacted allowing either party to petition the Superior Court to terminate this Lease in the event of a partial taking of the Premises.

ARTICLE 13 DEFAULT AND REMEDIES

13.1                           Events of Tenant’s Default:  Tenant shall be in default of its obligations under this Lease if any of the following events occurs (an “Event of Tenant’s Default”):

A.                                   Payment.  Tenant shall have failed to pay Base Monthly Rent or Additional Rent when due, and such failure is not cured within 5 days after delivery of written notice from Landlord specifying such failure to pay; or

B.                                     General Covenant.  Tenant shall have failed to perform any term, covenant, or condition of this Lease other than those referred to in any other subsection of this Section 13.1, and Tenant shall have failed to cure such breach within 30 days after written notice from Landlord specifying the nature of such breach where such breach could reasonably be cured within said 30 day period, or if such breach could not be reasonably cured within said 30 day period, Tenant shall have failed to commence such cure within said 30 day period and thereafter continue with due diligence to prosecute such cure to completion within such time period as is reasonably needed; or

C.                                     Transfer.  Tenant shall have sublet the Premises or assigned its interest in the Lease in violation of the provisions contained in Article 14 and such sublease or assignment is not terminated or rescinded within ten (10) days after receipt of notice from Landlord; or

D.                                    INTENTIONALLY OMITTED; or

E.                                      Insolvency.  The occurrence of the following: (i) the making by Tenant of any general arrangements or assignments for the benefit of creditors; (ii) Tenant becomes a “debtor” as defined in 11 USC §101 or any successor statute thereto (unless, in the case of a petition filed against Tenant, the same is dismissed within 90 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 90 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within 90 days; provided, however, in the event that any provision of this Section 13.1E is contrary to any applicable Law, such provision shall be of no force or effect; or

F.                                      Required Documents.  Tenant shall have failed to deliver documents required of it pursuant to Section 15.4 or Section 15.6 within the time periods specified therein and such failure continues for ten (10) business days after notice of such failure.

13.2                           Landlord’s Remedies:  If an Event of Tenant’s Default occurs, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any Law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

A.                                   Continue.  Landlord may keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant or perform Tenant’s obligations and be reimbursed by Tenant for the reasonable cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease.  Notwithstanding anything contained in this Lease, in the event of a breach of an obligation by Tenant which results in a condition which poses an imminent danger to safety of persons or damage to property, an unsightly condition visible from the exterior of the Building, or a threat to insurance coverage, then if Tenant does not commence to cure such breach within 3 days after delivery to it of written notice from Landlord identifying the breach, and diligently pursue the completion of such cure thereafter, Landlord may cure the breach of Tenant and be reimbursed by Tenant for the reasonable cost thereof with interest at the Agreed Interest Rate from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. Should

Landlord not terminate this Lease by giving Tenant written notice, Landlord may enforce all its rights and remedies under this Lease, including the right to recover the rent as it becomes due under the Lease as provided in California Civil Code Section 1951.4.

B.                                     Enter and Relet.  Landlord may enter the Premises and release them to third parties for Tenant’s account for any period, whether shorter or longer than the remaining Lease Term.  Tenant shall be liable immediately to Landlord for all reasonable costs Landlord incurs in releasing the Premises, including brokers’ commissions, and expenses of altering and preparing the Premises required by the releasing.  Tenant shall pay to Landlord the rent and other sums due under this Lease on the date the rent is due, less the rent and other sums Landlord received from any releasing.  No act by Landlord allowed by this Section 13.2B shall terminate this Lease unless Landlord notifies Tenant in writing that Landlord elects to terminate this Lease.  Notwithstanding any releasing without termination, Landlord may later elect to terminate this Lease because of the default by Tenant.

C.                                     Terminate.  Landlord may terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice.  Any termination under this Section 13.2C shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or rent previously accrued or then accruing.  In no event shall any one or more of the following actions  by Landlord, in the absence of a written election by Landlord to terminate this Lease, constitute a termination of this Lease: (i) appointment of a receiver or keeper in order to protect Landlord’s interest hereunder; (ii) consent to any subletting of the Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or (iii) any other action by Landlord or Landlord’s Agents intended to mitigate the adverse effects of any breach of this Lease by Tenant, including without limitation any action taken to maintain and preserve the Premises or any action taken to relet the Premises or any portions thereof to the extent such actions do not affect a termination of Tenant’s right to possession of the Premises.

D.                                    No Deemed Termination.  In the event Tenant breaches this Lease and abandons the Premises, this Lease shall not terminate unless Landlord gives Tenant written notice of its election to so terminate this Lease.  No act by or on behalf of Landlord intended to mitigate the adverse effect of such breach, including those described by Section 13.C, shall constitute a termination of Tenant’s right to possession unless Landlord gives Tenant written notice of termination.

E.                                      Damages.  Landlord shall use reasonable efforts to mitigate any damages hereunder following any termination of this Lease or any termination of Tenant’s possession of the Premises.  In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord’s election, to damages in an amount as set forth in California Civil Code Section 1951.2 as in effect on the Effective Date.  For purposes of computing damages pursuant to California Civil Code Section 1951.2, (i) an interest rate equal to the Agreed Interest Rate shall be used where permitted, and (ii) the term “rent” includes Base Monthly Rent and Additional Rent.  Such damages shall include:

(1)                                  The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and

(2)                                  Any other amount reasonably necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including the following: (i) reasonable expenses for cleaning, repairing or restoring the Premises; (ii) reasonable expenses for altering, remodeling or otherwise improving the Premises for the purpose of reletting, including installation of leasehold improvements (whether such installation be funded by a reduction of rent, direct payment or allowance to a new tenant, or otherwise); (iii) reasonable broker’s fees, advertising costs and other reasonable expenses of reletting the Premises; (iv) reasonable costs of carrying the Premises, such as taxes, insurance premiums, utilities and security precautions; (v) reasonable expenses in retaking possession of the Premises; and (vi) reasonable attorneys’ fees and court costs incurred by Landlord in retaking possession of the Premises and in releasing the Premises or otherwise incurred as a result of Tenant’s default.

F.                                      Non Exclusive Remedies.  Nothing in this Section 13.2 shall limit Landlord’s right to indemnification from Tenant as provided in Section 7.2 and Section 10.3.  Any notice given by Landlord in order to satisfy the requirements of Section 13.1A or Section 13.1B above shall also satisfy the notice requirements of California Code of Civil Procedure Section 1161 regarding unlawful detainer proceedings.

13.3                           Waiver:  One party’s consent to or approval of any act by the other party requiring the first party’s consent or approval shall not be deemed to waive or render unnecessary the first party’s consent to or approval of any subsequent similar act by the other party.  The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach unless such waiver is in writing and signed by Landlord.  No delay or omission in the exercise of any right or remedy accruing to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring.  The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or of any other provisions herein contained.

13.4                           Limitation On Exercise of Rights:  At any time that an Event of Tenant’s Default has occurred and remains uncured, (i) it shall not be unreasonable for Landlord to deny or withhold any consent or approval requested of it by Tenant which Landlord would otherwise be obligated to give, and (ii) Tenant may not exercise any option to extend, right to terminate this Lease, or other right granted to it by this Lease which would otherwise be available to it.

13.5                           Waiver by Tenant of Certain Remedies:  Tenant waives the provisions of Sections 1932(1), 1941 and 1942 of the California Civil Code and any similar or successor law regarding Tenant’s right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease.  Tenant hereby waives any right of redemption or relief from forfeiture under the laws of the State of California, or under any other present or future law, including the provisions of Sections 1174 and 1179 of the California Code of Civil Procedure.

13.6                           Landlord Default.  Landlord shall not be in default of this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after Landlord’s receipt of written notice from Tenant to Landlord specifying where Landlord has failed to perform such obligation; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for performance, Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion.  If Landlord defaults in the performance of any repair or maintenance obligations required of Landlord under this Lease within a reasonable time after receipt of written notice from Tenant (but in no event later than thirty (30) days after receipt of written notice by Tenant to Landlord specifying how Landlord has failed to perform such obligation, unless the nature of the repair or maintenance is such that more than thirty (30) days are required for performance and Landlord has commenced and is proceeding with due diligence to complete such work), then Tenant may perform such work and bill Landlord for the reasonable cost thereof, which Landlord will pay within thirty (30) days after receipt of written notice from Tenant together with reasonable supporting documentation.

ARTICLE 14 ASSIGNMENT AND SUBLETTING

14.1                           Transfer By Tenant:  The following provisions shall apply to any assignment, subletting or other transfer by Tenant or any subtenant or assignee or other successor in interest of the original Tenant (collectively referred to in this Section 14.1 as “Tenant”):

A.                                   Transfer.  Except as otherwise set forth herein, Tenant shall not do any of the following (collectively referred to herein as a “Transfer”), whether voluntarily, involuntarily or by operation of law, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed: (i) sublet all or any part of the Premises or allow it to be sublet, occupied or used by any person or entity other than Tenant; (ii) assign its interest in this Lease; (iii) mortgage or encumber the Lease (or otherwise use the Lease as a security device) in any manner; or (iv) materially amend or modify an assignment, sublease or other transfer that has been previously approved by Landlord.  Tenant shall reimburse Landlord for up to $2,500 of all reasonable costs and attorneys’ fees incurred by Landlord in connection with the evaluation, processing, and/or documentation of any requested Transfer, whether or not Landlord’s consent is granted.  Landlord’s reasonable costs shall include the cost of any review or investigation performed by Landlord or consultant acting on Landlord’s behalf of (i) Hazardous Materials used, stored, released, or disposed of by the potential subtenant or assignee, and/or (ii) violations of Hazardous Materials Law by the Tenant or the proposed subtenant or assignee.  Any Transfer so approved by Landlord shall not be effective until Tenant has delivered to Landlord an executed counterpart of the document evidencing the Transfer which (i) is in a form reasonably approved by Landlord, (ii) contains the same terms and conditions as stated in Tenant’s notice given to Landlord pursuant to Section 14.1B, and (iii) in the case of an assignment of the Lease, contains the agreement of the proposed transferee to assume all obligations of Tenant under this Lease arising after the effective date of such Transfer and to remain jointly and severally liable therefor with Tenant.  Any attempted Transfer without Landlord’s consent, to the extent required hereunder, shall be voidable at Landlord’s option.  Landlord’s consent to any one Transfer shall not constitute a waiver of the provisions of this Section 14.1 as to any subsequent Transfer or a consent to any subsequent Transfer.  No Transfer, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay the rent and to perform all of the other obligations to be performed by Tenant hereunder.  The acceptance of rent by Landlord from any person shall not be deemed to be a waiver by Landlord of any provision of this Lease nor to be a consent to any Transfer.

B.                                     Procedure.  At least 30 days before a proposed Transfer is to become effective,  Tenant shall give Landlord written notice of the proposed terms of such Transfer and request Landlord’s approval, which notice shall include the following: (i) the name and legal composition of the proposed transferee; (ii) a current financial statement of the transferee, financial statements of the transferee covering the preceding three years if the same exist, and (if available) an audited financial statement of the transferee for a period ending not more than one year prior to the proposed effective date of the Transfer, all of which statements are prepared in accordance with generally accepted accounting principles, except as noted therein; (iii) the nature of the proposed transferee’s business to be carried on in the Premises; (iv) all consideration to be given on account of the Transfer; (v) a current financial statement of Tenant (either in writing or by reference to a URL address or other publicly available source; and (vi) an accurately filled out response to Landlord’s standard hazardous materials questionnaire by the transferee.  Tenant shall provide to Landlord such other information as may be reasonably requested by Landlord within seven days after Landlord’s receipt of such notice from Tenant.  Landlord shall respond in writing to Tenant’s request for Landlord’s consent to a Transfer within the later of (i) 20 days of receipt of such request together with the required accompanying documentation, or (ii) 7 days after Landlord’s receipt of all information which  Landlord reasonably requests within seven days after it receives Tenant’s first notice regarding the Transfer in question.  If Landlord fails to respond in writing within said period, then Tenant shall provide a second written notice to Landlord requesting such consent and if Landlord fails to respond within 10 days after receipt of such second notice, then Landlord will be deemed to have consented to such Transfer.  Tenant shall immediately notify Landlord of any material modification to the proposed terms of such Transfer, which shall also be subject Landlord’s consent in accordance with the same process for obtaining Landlord’s initial consent to such Transfer.

C.                                     Recapture.  If Tenant seeks to make a Transfer after the fourth year following the Commencement Date, Landlord shall have the right to terminate this Lease or, in the case of a sublease of less than all of the Premises, terminate this Lease as to that part of the Premises proposed to be so sublet, either (i) on the condition that the proposed transferee immediately enter into a direct lease of the Premises with Landlord (or, in the case of a partial sublease, a lease for the portion proposed to be so sublet) on the same terms and conditions contained in Tenant’s notice, or (ii) so that Landlord is thereafter free to lease the Premises (or, in the case of a partial sublease, the portion proposed to be so sublet) to whomever it pleases on whatever terms are acceptable to Landlord.  In the event Landlord elects to so terminate this Lease, then (i) if such termination is conditioned upon the execution of a lease between Landlord and the proposed transferee, Tenant’s obligations under this Lease shall not be terminated until such transferee executes a new lease with Landlord, enters into possession and commences the payment of rent, and (ii) if Landlord elects simply to terminate this Lease (or, in the case of a partial sublease, terminate this Lease as to the portion to be so sublet), the Lease shall so terminate in its entirety (or as to the space to be so sublet) fifteen (15) days after Landlord has notified Tenant in writing of such election.  Upon such termination, Tenant shall be released from any further obligation under this Lease if it is terminated in its entirety, or shall be released from any further obligation under the Lease with respect to the space proposed to be sublet in the case of a proposed partial sublease.  In the case of a partial termination of the Lease, the Base Monthly Rent and Tenant’s Share shall be reduced to an amount which bears the same relationship to the original amount thereof as the area of that part of the Premises which remains subject to the Lease bears to the original area of the Premises.  Landlord and Tenant shall execute a cancellation and release with respect to the Lease to effect such termination.

Notwithstanding the foregoing provisions of Section 14.1C, Landlord’s right to recapture under this Section shall not be applicable to (i) any Permitted Transfer, or (b) any other Transfer involving the sale or transfer of Tenant’s business at the Premises where the transferee will continue to conduct the same or substantially similar business as Tenant at the Premises.

D.                                    Other Requirements.  If Landlord consents to a Transfer proposed by Tenant, Tenant may enter into such Transfer, and if Tenant does so, the following shall apply:

(1)                                  Tenant shall not be released of its liability for the performance of all of its obligations under the Lease.

(2)                                  If Tenant assigns its interest in this Lease, then Tenant shall pay to Landlord 62.5% of all Subrent (as defined in Section 14.1D(5)) received by Tenant.  In the case of assignment, the amount of Subrent owed to Landlord shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by the assignee.

(3)                                  If Tenant sublets any part of the Premises, then with respect to the space so subleased, Tenant shall pay to Landlord 62.5% of the positive difference, if any, between (i) all  Subrent paid by the subtenant to Tenant, less (ii) the sum of all Base Monthly Rent and Additional Rent allocable to the space sublet.  Such amount shall be paid to Landlord on the same basis, whether periodic or in lump sum, that such Subrent is paid to Tenant by its subtenant.

(4)                                  Tenant’s obligations under this Section 14.1D shall survive any Transfer.  At the time Tenant makes any payment to Landlord required by this Section 14.1D, Tenant shall deliver an itemized statement of the method by which the amount to which Landlord is entitled was calculated, certified by Tenant as true and correct.  Landlord shall have the right at reasonable intervals to inspect Tenant’s books and records relating to the payments due hereunder.  Upon request therefor, Tenant shall deliver to Landlord copies of all bills, invoices or other documents upon which its calculations are based.  Landlord may condition its approval of any Transfer upon obtaining a certification from both Tenant and the proposed transferee of all Subrent and other amounts that are to be paid to Tenant in connection with such Transfer.

(5)                                  As used in this Section 14.1D, the term “Subrent” shall mean any consideration of any kind received, or to be received, by Tenant as a result of the Transfer, to the extent such sums are related to Tenant’s interest in this Lease or in the Premises, including payments from or on behalf of the transferee (in excess of the book value thereof) for Tenant’s assets, fixtures, leasehold improvements, inventory, accounts, goodwill, equipment, furniture, and general intangibles, after deducting (i) reasonable actual out-of-pocket legal and brokerage expenses incurred and paid by Tenant to unaffiliated third parties in connection therewith, and (ii) the depreciated value (in accordance with generally accepted accounting principles) of the cost of alterations and improvements affixed and made a part of the Premises which were required to be performed for such Transfer at Tenant’s expense, which, in the event of a sublease, shall only be applicable to the alterations and improvements in the sublet premises.

E.                                      Deemed Transfers.  If Tenant is a corporation, the following shall be deemed a voluntary assignment of Tenant’s interest in this Lease: (i) any dissolution, merger, consolidation, or other reorganization of or affecting Tenant, whether or not Tenant is the surviving corporation; and (ii) if the capital stock of Tenant is not publicly traded, the sale or transfer to one person or entity (or to any group of related persons or entities) stock possessing more than 50% of the total combined voting power of all classes of Tenant’s capital stock issued, outstanding and entitled to vote for the election of directors.  If Tenant is a partnership, limited liability company or other entity any withdrawal or substitution (whether voluntary, involuntary or by operation of law, and whether occurring at one time or over a period of time) of any partner, member or other party owning 50% or more (cumulatively) of any interest in the capital or profits of the partnership, limited liability company or other entity or the dissolution of the partnership, limited liability company or other entity, shall be deemed a voluntary assignment of Tenant’s interest in this Lease.

F.                                      Permitted Transfers.  Notwithstanding anything contained in Section 14.1, Tenant may sublease all or part of the Premises or assign its interest in this Lease to any entity (a) which controls, is controlled by, or is under common control with Tenant by means of an ownership interest of more than 50%, and/or (b) into or with which Tenant is merged or with which Tenant is consolidated or which acquires all or substantially all of Tenant’s stock or assets as a going concern, provided that the successor has a tangible net worth equal to or greater than Tenant’s at the time of such Transfer and has other financial indicators sufficient to met Tenant’s obligations under this Lease (all of the foregoing, a “Permitted Transfer”) without Landlord’s prior written consent but after providing at least 20 days prior written notice.  Landlord shall not be entitled to terminate the Lease pursuant to Section 14.1C or to receive any part of any Subrent resulting therefrom that would otherwise be due it pursuant to Section 14.1D in connection with a Permitted Transfer.

G.                                     Reasonable Standards.  The consent of Landlord to a Transfer may not be unreasonably withheld, conditioned or delayed provided that it is agreed to be reasonable for Landlord to consider any of the following reasons, which list is not exclusive, in electing to deny consent:

(1)                                  The character and business or professional standing of the proposed transferee at the time of the proposed Transfer is not at least equal to that of Tenant at the time of execution of this Lease, or if the proposed transferee does not have a tangible net worth and other financial indicators sufficient to meet Tenant’s obligations hereunder with respect to the portion of the Premises affected by such Transfer;

(2)                                  A proposed transferee whose occupation of the Premises would cause a diminution in the value of the Building or Project;

(3)                                  A proposed transferee whose impact or affect on the common facilities or the utility, efficiency or effectiveness of any utility or telecommunication system serving the Building or the Project or the other occupants of the Project would be adverse, disadvantageous or require improvements or changes in any utility or telecommunication capacity currently serving the Building or the Project;

(4)                                  A proposed transferee whose occupancy will require a variation in the terms of this Lease (including, without limitation, a variation in the use clause) or which otherwise adversely affects any interest of Landlord;

(5)                                  The existence of any material default under any provision of this Lease that is not cured at the time of the request for consent to a Transfer;

(6)                                  A proposed transferee who is or is likely to be, or whose business is or is likely to be, subject to compliance with additional laws or other governmental requirements beyond those to which Tenant or Tenant’s business is subject;

(7)                                  Either the proposed transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed transferee or an affiliate of the proposed transferee is negotiating with Landlord to lease space in the Building or in the Project at such time;

(8)                                  the proposed Transferee is a governmental agency or unit, or an existing tenant in the Project unless such existing tenant is seeking expansion space and Landlord cannot supply such space within the Project;

(9)                                  Landlord otherwise determines that the proposed Transfer would have the effect of decreasing the value of the Building or the Project, or increasing the expenses associated with operating, maintaining and repairing the Building or the Project; or

(10)                            the proposed Transferee will use, store or handle Hazardous Materials (defined above) in or about the Premises of a type, nature or quantity not then in use by Tenant.

H.                                    Reasonable Restriction. The restrictions on Transfer described in this Lease are acknowledged by Tenant to be reasonable for all purposes, including, without limitation, the provisions of California Civil Code (the “Code”) Section 1951.4(b)(2). Tenant expressly waives any rights which it might otherwise be deemed to possess pursuant to applicable law, including, without limitation, Section 1997.040 of the Code, to limit any remedy of Landlord pursuant to Section 1951.2 or 1951.4 of the Code by means of proof that enforcement of a restriction on use of the Premises would be unreasonable.

14.2                           Transfer By Landlord:  Landlord and its successors in interest shall have the right to transfer their interest in this Lease and the Project at any time and to any person or entity.  In the event of any such transfer, the Landlord originally named herein (and, in the case of any subsequent transfer, the transferor) from the date of such transfer, shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer only to the extent assumed in writing by such transferee.  After the date of any such transfer, the term “Landlord” as used herein shall mean the transferee of such interest in the Premises.

ARTICLE 15 GENERAL PROVISIONS

15.1                           Landlord’s Right to Enter:  Landlord and its agents may enter the Premises at any reasonable time after giving at least two (2) business days’ prior written notice to Tenant (and immediately in the case of emergency) for the purpose of: (i) inspecting the same; (ii) posting notices of non-responsibility; (iii) supplying any service to be provided by Landlord to Tenant; (iv) showing the Premises to prospective purchasers, mortgagees or, during the last six (6) months of the Term, prospective tenants; (v) making necessary alterations, additions or repairs; (vi) performing Tenant’s obligations upon an Event of Tenant’s Default; (vii) placing upon the Premises ordinary “for sale” signs or, during the last six (6) months of the Term, “for lease” signs; and (viii) responding to an emergency.  Landlord shall have the right to use any and all means Landlord may deem reasonably necessary and proper to enter the Premises in an emergency.  Any entry into the Premises obtained by Landlord in accordance with this Section 15.1 shall not be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises. Landlord shall use commercially reasonable efforts to minimize any unreasonable interference with Tenant’s business operations and use and occupancy of the Premises in connection with the exercise any of the foregoing rights under this Section 15.1.

15.2                           Surrender of the Premises:  Upon the expiration or sooner termination of this Lease, Tenant shall vacate and surrender the Premises to Landlord in the same condition as existed at the Commencement Date, together with any Tenant Alterations which Landlord did not specify for removal pursuant to Section 5.2C hereof, except for (i) reasonable wear and tear, (ii) damage caused by any peril or condemnation, and (iii) contamination by Hazardous Materials for which Tenant is not responsible pursuant to Section 7.2A or Section 7.2B.  In this regard, normal wear and tear shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of commercially reasonable standards for maintenance, repair and janitorial practices, and does not include items of neglected or deferred maintenance which are the responsibility of Tenant hereunder.  In any event, Tenant shall cause the following to be done prior to the expiration or the sooner termination of this Lease: (i) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced; (ii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses).  If Landlord so requests, Tenant shall, prior to the expiration or sooner termination of this Lease, (i) remove any Tenant’s Alterations which Tenant is required to remove pursuant to Section 5.2 and repair all damage caused by such removal, and (ii) return the Premises or any part thereof to its original configuration existing as of the time the Premises were delivered to Tenant except for Alterations made by Tenant and not specified by Landlord for removal pursuant to Section 5.2C hereof.  If the Premises are not so surrendered at the termination of this Lease, Tenant shall be liable to Landlord for all reasonable costs incurred by Landlord in returning the Premises to the required condition, plus interest on all such costs incurred at the Agreed Interest Rate.  Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant or losses to Landlord due to lost opportunities to lease to succeeding tenants and losses and damages suffered by Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant or prospective tenant, together with, in each case, actual attorneys’ fees and costs.

15.3                           Holding Over:  This Lease shall terminate without further notice at the expiration of the Lease Term.  Any holding over by Tenant after expiration of the Lease Term shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Premises except as expressly provided in this Lease.  Any holding over after such expiration with the written consent of Landlord shall be construed to be a tenancy from month to month on the same terms and conditions herein specified insofar as applicable except that Base Monthly Rent shall be increased to an amount equal to 150% of the greater of (a) the Base Monthly Rent payable during the last full calendar month of the Lease Term, or (b) the then prevailing fair market rent.

15.4                           Subordination:  The following provisions shall govern the relationship of this Lease to any Security Instrument:

A.                                   Existing Security Instruments.  The Lease is subject and subordinate to all Security Instruments existing as of the Effective Date.  However, if any Lender so requires, this Lease shall become prior and superior to any such Security Instrument.

B.                                     New Security Instruments.  At Landlord’s election, this Lease shall become subject and subordinate to any Security Instrument created after the Effective Date.  Notwithstanding such subordination, Tenant’s right to quiet possession of the Premises shall not be disturbed so long as Tenant is not in default and performs all of its obligations under this Lease beyond the expiration of all applicable notice and grace periods, unless this Lease is otherwise terminated pursuant to its terms.

C.                                     Documents.  Tenant shall upon request execute any document or instrument in commercially reasonable form which may be required by any Lender to make this Lease either prior or subordinate to a Security Instrument, which may include such other matters as the Lender customarily and reasonably requires in connection with such agreements, including provisions that the Lender not be liable for (i) the return of any security deposit unless the Lender receives it from Landlord, and (ii) any defaults on the part of Landlord occurring prior to the time the Lender takes possession of the Project in connection with the enforcement of its Security Instrument.  Tenant’s failure to execute any such document or instrument within 15 business days after written demand therefor shall constitute an Event of Tenant’s Default.

15.5                           Mortgagee Protection and Attornment:  In the event of any default on the part of the Landlord, Tenant will use reasonable efforts to give notice by registered mail to any Lender whose name has been provided to Tenant and shall offer such Lender a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure or other appropriate legal proceedings, if such should prove necessary to effect a cure.  Tenant shall attorn to any purchaser of the Premises at any foreclosure sale or private sale conducted pursuant to any Security Instrument encumbering the Premises, or to any grantee or transferee designated in any deed given in lieu of foreclosure.

15.6                           Estoppel Certificates and Financial Statements:  At all times during the Lease Term, each party agrees, following any request by the other party, promptly to execute and deliver to the requesting party within 15 business days following delivery of such request an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to the certifying party’s knowledge, any uncured defaults on the part of any party hereunder or, if there are uncured defaults, specifying the nature of such defaults, and (iv) certifying such other information about the Lease as may be reasonably required by the requesting party.  A failure to deliver an estoppel certificate within 15 business days after delivery of a request therefor shall be a conclusive admission that, as of the date of the request for such statement: (i) this Lease is unmodified except as may be represented by the requesting party in said request and is in full force and effect, (ii) there are no uncured defaults in the requesting party’s performance, and (iii) no rent has been paid more than 30 days in advance.  At any time during the Lease Term Tenant shall, upon 15 days’ prior written notice from Landlord, provide (in writing or by reference to a URL address or other publicly available source) Tenant’s most recent financial statement and financial statements covering the 24 month period prior to the date of such most recent financial statement to any existing Lender or to any potential Lender or buyer of the Premises.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

15.7                           Consent:  Whenever Landlord’s approval or consent is required by this Lease, such approval or consent shall not be unreasonably withheld, conditioned or delayed, unless a different standard has been expressly provided in this Lease for the particular matter requiring Landlord’s consent or approval.

15.8                           Notices:  Any notice required or desired to be given regarding this Lease shall be in writing and shall be given by personal delivery or nationally recognized overnight courier service, in either event with evidence of delivery or refusal thereof, addressed to the party to be served at its Address for Notices specified in Section Q or Section R of the Summary (as applicable.  A notice shall be deemed to have been given upon the date of receipt or refusal thereof.  Either party may change its address by giving notice of the same in accordance with this Section 15.8.

15.9                           Attorneys’ Fees:  In the event either Landlord or Tenant shall bring any action or legal proceeding for an alleged breach of any provision of this Lease, to recover rent, to terminate this Lease or otherwise to enforce, protect or establish any term or covenant of this Lease, the prevailing party shall be entitled to recover as a part of such action or proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs, and experts’ fees as may be fixed by the court.  The “prevailing party” shall be the party which by law is entitled to recover its costs of suit, whether or not the action proceeds to final judgment.

15.10                     Corporate Authority:  Each individual executing this Lease on behalf of each party represents and warrants that he/she is duly authorized to execute and deliver this Lease on behalf of such party and that this Lease is binding upon such party in accordance with its terms.  Each of the persons executing this Lease on behalf of each party does hereby covenant and warrant that the party for whom it is executing this Lease is duly authorized and existing, that it is qualified to do business in California, and has full right and authority to enter into this Lease.

15.11                     Miscellaneous:  Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.  The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof.  Any executed copy of this Lease shall be deemed an original for all purposes.  This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant.  “Party” shall mean Landlord or Tenant, as the context implies.  If Tenant consists of more than one person or entity, then all members of Tenant shall be jointly and severally liable hereunder.  This Lease shall be construed and enforced in accordance with the laws of the State of California.  The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant.  When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural.  The terms “shall”, “will” and “agree” are mandatory.  The term “may” is permissive.  When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless a provision of this Lease expressly requires reimbursement.  Landlord and Tenant agree that (i) the gross leasable area of the Premises includes any atriums, depressed loading docks, covered entrances or egresses, and covered loading areas, (ii) each has had an opportunity to determine to its satisfaction the actual area of the Project and the Premises, (iii) all measurements of area contained in this Lease are conclusively agreed to be correct and binding upon the parties, even if a subsequent measurement of any one of these areas determines that it is more or less than the amount of area reflected in this Lease, and (iv) any such subsequent determination that the area is more or less than shown in this Lease shall not result in a change in any of the computations of rent, improvement allowances, or other matters described in this Lease where area is a factor.  Where a party hereto is obligated not to perform any act, such party is also obligated to restrain any others within its control from performing said act, including the Agents of such party.  Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of the provisions of this Lease.

15.12                     Termination by Exercise of Right:  If this Lease is terminated pursuant to its terms by the proper exercise of a right to terminate specifically granted to Landlord or Tenant by this Lease, then this Lease shall, unless otherwise set forth herein, terminate 30 days after the date the right to terminate is properly exercised (unless another date is specified in that part of the Lease creating the right, in which event the date so specified for termination shall prevail), the rent and all other charges due hereunder shall be prorated as of the date of termination, and neither Landlord nor Tenant shall have any further rights or obligations under this Lease except for those that have accrued prior to the date of termination or those obligations which this Lease specifically provides are to survive termination.  This Section 15.12 does not apply to a termination of this Lease by Landlord as a result of an Event of Tenant’s Default.

15.13                     Brokerage Commissions:  Each party hereto (i) represents and warrants to the other that it has not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finder’s fees which would be earned or due and payable by reason of the execution of this Lease, other than to the Retained Real Estate Brokers described in Section S of the Summary, and (ii) agrees to indemnify, defend, and hold harmless the other party from any claim for any such commission or fees which result from the actions of the indemnifying party.  Landlord shall be responsible for the payment of any commission owed to the Retained Real Estate Brokers pursuant to a separate agreement between Landlord and Colliers International, the Retained Real Estate Broker representing Landlord. .

15.14                     Force Majeure:  Any prevention, delay or stoppage due to strikes, lock-outs, inclement weather, labor disputes, inability to obtain labor, materials, fuels or reasonable substitutes therefor, governmental restrictions, regulations, controls, action or inaction, civil commotion, fire or other acts of God, and other causes beyond the reasonable control of either party (except financial inability) shall excuse the performance by such party, for a period equal to the period of any said prevention, delay or stoppage, of any obligation hereunder. The provisions of this Section will not be applicable in connection with any obligation to pay Base Monthly Rent, Additional Rent or any other sum.  A party claiming a force majeure delay under this Section shall notify the other party of the delay promptly following the event that is causing the delay.

15.15                     Entire Agreement:  This Lease constitutes the entire agreement between the parties, and there are no binding agreements or representations between the parties except as expressed herein.  Tenant acknowledges that neither Landlord nor Landlord’s Agents has made any legally binding representation or warranty as to any matter except those expressly set forth herein, including any warranty as to (i) whether the Premises may be used for Tenant’s intended use under existing Law, (ii) the suitability of the Premises or the Project for the conduct of Tenant’s business, or (iii) the condition of any improvements.  There are no oral agreements between Landlord and Tenant affecting this Lease, and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between Landlord and Tenant or displayed by Landlord to Tenant with respect to the subject matter of this Lease.  This instrument shall not be legally binding until it is executed by both Landlord and Tenant.  No subsequent change or addition to this Lease shall be binding unless in writing and signed by Landlord and Tenant.

15.16                     Quiet Enjoyment:  Notwithstanding anything herein to the contrary, Landlord covenants that so long as Tenant keeps and performs each and every covenant, agreement, term, provision and condition herein contained on the part and on behalf of Tenant to be kept and performed, Tenant shall peaceably and quietly hold, occupy and enjoy the Premises during the Term hereof, subject to the terms and provisions of this Lease.

15.17                     Waiver of Landlord’s Lien.  Landlord hereby waives any right it may now or hereafter have under the laws of the State of California to any lien or other security interest in any of Tenant’s Trade Fixtures or other equipment of Tenant on the Premises, and hereby releases Tenant and Tenant’s Trade Fixtures and such equipment from any such lien or security interest.  To the extent this waiver is not sufficient, after request by Tenant, Landlord agrees to  execute a waiver and consent form whereby Landlord subordinates any right to equipment installed by Tenant in the Premises which constitutes collateral under a loan agreement to which Tenant is a party, provided that such subordination and consent form (a) requires that prior written notice be given to Landlord before entry to the Premises by such lender, (b) does not permit any auction for the sale or other disposition of such equipment at or about the Premises, (c) requires such lender to indemnify, defend and hold harmless Landlord for any damage to property or injury to any person caused by such lender or its representatives or agents, (d) does not permit such lender to occupy the Premises beyond the expiration or earlier termination of this Lease or require Landlord to provide notice of any default by Tenant under this Lease, and (e) is otherwise in a form reasonably approved by Landlord.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease with the intent to be legally bound thereby, to be effective as of the Effective Date.

LANDLORD:		TENANT:

SHORELINE PARK, LLC, a Delaware limited liability company		AMERICAN SCIENCE AND ENGINEERING, INC., a Massachusetts corporation

By:	Divco West Group, LLC,	By:
	a Delaware limited liability company	Name:
	Its Agent	Title:

	By:	Dated:
Name:
Its:

Dated: